Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

Dated as of September 6, 2013

among

MAGELLAN HEALTH SERVICES, INC.,

CACTUS ACQUISITION LLC

PARTNERS RX MANAGEMENT LLC, AND

HOLDER REPCO, LLC

i

(continued)

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EXHIBITS

Exhibit 1.5(a): Form of Articles of Organization

Exhibit 1.5(b): Form of Limited Liability Company Agreement

Exhibit 2.4(a): Form of Closing Date Payment Allocation Schedule

Exhibit 2.4(b): Form of Future Payment Allocation Schedule

Exhibit 2.4(c): Form of Escrow Agreement

Exhibit 6.2(g)(i): Form of Employment Agreement

Exhibit 6.2(g)(ii): Form of Subscription Agreement

Exhibit 9.12: Net Working Capital Calculation

COMPANY DISCLOSURE SCHEDULES

Section 3.3	Capitalization

Section 3.4(b)	Required Consents

Section 3.5	Governmental Approvals

Section 3.6	Financial Statements / GAAP

Section 3.7	Undisclosed Liabilities

Section 3.9	Legal Proceedings

Section 3.10	Compliance with Laws

Section 3.11(e)	Jurisdictions

Section 3.12(a)	Employee Benefit Plans

Section 3.12(j)	Labor Organizations

Section 3.14(a)	Contracts

Section 3.14(b)	Change in Control Contracts

v

(continued)

Section 3.15	Title to Properties

Section 3.16(b)	Intellectual Property

Section 3.16(g)	Software Owned by Company

Section 3.16(h)	Publicly Available Software Used in Company Products and Services

Section 3.17	Insurance

Section 3.19(a)	Governmental Consents

Section 3.19(b)	Permits

Section 3.19(c)	Health Law

Section 3.21	Related Party Transactions

Section 3.22	Company Accounts; Power of Attorney

Section 3.23(a)	Customers and Suppliers

Section 3.25	Non-Employee Producers; Termination Notices

Section 3.26	Capital Requirements

Section 5.1	Business Conduct

Section 6.2(g)(i)	Employment Agreement

Section 6.2(g)(ii)	Subscription Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2013 (this “Agreement”), is by and among MAGELLAN HEALTH SERVICES, INC., a Delaware corporation (“Parent”), Cactus Acquisition LLC, an Arizona limited liability company and indirect wholly-owned subsidiary of Parent (“Merger Sub”), Partners Rx Management LLC, an Arizona limited liability company (the “Company”), and Holder Repco, LLC, an Arizona limited liability company, as the representative for the Represented Holders (including any successor as representative for the Represented Holders, the “Holder Representative”).

Certain terms used in this Agreement are used as defined in Section 9.12 below and all references herein to “Sections,” “Articles,” “Exhibits” or “Schedules” without further description shall refer to the sections, articles, exhibits or schedules of or to this Agreement.

WHEREAS, the respective Managers of each of Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with the ALLCA (defined in Section 9.12(a));

WHEREAS, the Class V Members have, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, delivered to the Company, Parent and Merger Sub, a written consent in lieu of a meeting of the members in accordance with Section 8.4.3 of the Operating Agreement of the Company, dated as of May 2, 2002, as amended (the “Company Operating Agreement”), adopting this Agreement and approving the transactions contemplated hereby on the terms and subject to the conditions provided for in this Agreement and in accordance with the ALLCA;

WHEREAS, certain employees of the Company have, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into the Employment Agreements (as hereinafter defined) with Parent; and

WHEREAS, certain members of the Company have, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into the Subscription Agreements (as hereinafter defined) with Parent.

NOW, THEREFORE, in consideration of the representations, warranties and covenants, and subject to the conditions, contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
The Merger

Section 1.1.           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ALLCA, at the Effective Time (defined in Section 1.3), Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving limited liability company of the Merger with the name “Partners Rx Management LLC” (the “Surviving Company”).

Section 1.2.           Closing.  The closing of the Merger (the “Closing”) shall take place at 1:00 p.m. (New York City time) on a business day to be specified by Parent and reasonably acceptable to the Company, which date shall be no later than the third (3rd) business day after satisfaction or waiver of the conditions set forth in Article VI below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing is held is herein referred to as the “Closing Date.”  The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed to by the parties hereto.

Section 1.3.           Effective Time.  Subject to the provisions of this Agreement, at the Closing the parties shall cause to be filed with the Arizona Corporation Commission appropriate articles of merger, executed in accordance with the relevant provisions of the ALLCA, to effectuate the Merger (the “Articles of Merger”).  The Merger shall become effective at the time the Arizona Corporation Commission files the Articles of Merger for record or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4.           Effects of the Merger.  The Merger shall have the effects set forth in the ALLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest or remain vested in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become or remain the debts, liabilities and duties of the Surviving Company.

Section 1.5.           Organizational Documents of the Surviving Company.

(a)           The articles of organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read as set forth in Exhibit 1.5(a) and, commencing as of the Effective Time, shall be the articles of organization of the Surviving Company, until thereafter amended as provided therein or by applicable Law.

(b)           The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read as set forth in Exhibit 1.5(b) and, commencing as of the Effective Time, shall be the limited liability company agreement of the Surviving Company, until thereafter amended as provided therein or by applicable Law.

Section 1.6.           Managers and Officers of the Surviving Company.  The managers of Merger Sub immediately prior to the Effective Time shall be the initial managers of the Surviving Company, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

ARTICLE II

Effect of the Merger on the Membership Interests of the Company and Merger Sub; Merger Consideration; Exchange of Certificates

Section 2.1.           Effect on Membership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the respective Membership Interests in the Merger Sub or the Company:

(a)           the Membership Interests in Merger Sub outstanding immediately prior to the Effective Time shall be converted into all of the outstanding Membership Interests in the Surviving Company.

(b)           all Membership Interests in the Company outstanding immediately prior to the Effective Time (the “Company Membership Interests”) shall by virtue of the Merger be converted into and become the right to receive, in the aggregate, the Merger Consideration. All Company Membership Interests upon the effectiveness of the Merger shall be automatically cancelled and shall cease to exist and the holders of such Company Membership Interests as of immediately prior to the Effective Time shall cease to have any rights with respect to such interests, other than the right to receive a portion of the Merger Consideration, without any interest thereon, as set forth in this Agreement.

Section 2.2.           Merger Consideration.

(a)           The “Merger Consideration” shall be a cash payment equal to One Hundred Million Dollars ($100,000,000.00) (the “Base Amount”), plus (i) the amount by which the Closing Date Net Working Capital exceeds the Closing Date Net Working Capital Target, if applicable, minus (ii) the amount by which the Closing Date Net Working Capital Target exceeds the Closing Date Net Working Capital, if applicable, minus (iii) the Closing Date Indebtedness (defined in Section 9.12(a)), minus (iv) the Transaction Expenses, as adjusted pursuant to Section 2.3.

(b)           Payment of Estimated Merger Consideration.

(i)            Not less than three (3) business days prior to the Closing, the Company shall deliver to Parent a statement setting forth the Company’s good faith estimates of (A) the Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (B) the Estimated Producer Escrow Amount and (C) the Transaction Expenses (the “Estimated Transaction Expenses”). Such statement (the “Estimated Closing Statement”) also shall set forth the amount of the Closing Date Indebtedness, if applicable. The Estimated Closing Statement shall be certified by each Manager and shall be accompanied by such supporting documentation as Parent shall reasonably request. The Company shall make its Representatives available to Parent during the three (3) business days referenced in the first sentence of this subsection (b)(i) to respond to any questions or requests that Parent may have with respect to the Estimated Closing Statement.

(ii)           For purposes of this Agreement, the “Estimated Merger Consideration” shall be a cash payment equal to the Base Amount, plus (A) the amount by which the Estimated Closing Date Net Working Capital exceeds the Closing Date Net Working Capital Target, if applicable, minus (B) the amount by which the Closing Date Net Working Capital Target exceeds the Estimated Closing Date Net Working Capital, if applicable, minus (C) the Closing Date Indebtedness, and minus (D) the Estimated Transaction Expenses.

(iii)          At or prior to the Effective Time, Parent shall pay directly to the Class V Holders, allocated in accordance with the Closing Date Payment Allocation Schedule as further described in Section 2.4(a), an amount in cash equal to (A) the Estimated Merger Consideration, minus (B) the General Escrow Amount, minus (C) the Estimated Producer Escrow Amount, minus (D) the Holder Representative Reserve Amount (the “Closing Date Holder Payment”). As a condition to Parent’s obligation to make such payments to each Class V Holder, such Class V Holder shall execute and deliver to the Company an appropriate release that shall provide that the Class V Holder shall have no further rights or entitlements as a member of the Company other than the right to receive the payments provided for in this Agreement.

Section 2.3.           Adjustments.

(a)           Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Holder Representative a statement setting forth Parent’s good faith calculations (“Parent’s Proposed Calculations”) of the Closing Date Net Working Capital and the Transaction Expenses (the “Final Closing Statement”).  Following the delivery of such statement, Parent’s personnel and independent accountants shall permit the Holder Representative’s agents, representatives and accountants, subject to the execution by the Holder Representative and/or the Holder Representative’s agents, representatives and accountants of any release or indemnification agreement required by Parent’s accountants, to review and make copies of all work papers, schedules and calculations used in the preparation thereof.

(b)           If, within thirty (30) days after its receipt of the Final Closing Statement, the Holder Representative disputes any aspect of the Final Closing Statement or any of Parent’s Proposed Calculations, then the Holder Representative shall, on or prior to such thirtieth (30th) day, deliver to Parent written notice of such dispute (the “Dispute Notice”).  If the Holder Representative does not deliver a Dispute Notice to Parent on or prior to such thirtieth (30th) day after its receipt of the Final Closing Statement, the Final Closing Statement delivered by Parent pursuant to Section 2.3(a) above shall be final and binding on the parties hereto and such thirtieth (30th) day shall be deemed to be the “Determination Date.”  Any Dispute Notice shall be accompanied by the Holder Representative’s proposed alternative calculations (the “Holder Representative Proposed Calculations”) of the Closing Date Net Working Capital and the Transaction Expenses. Parent and the Holder Representative shall, for a period of thirty (30) days following Parent’s receipt of the Holder Representative Proposed Calculations, cooperate in good faith to determine a mutually agreeable Final Closing Statement, which shall be final and binding upon the parties. The date upon which such Final Closing Statement is mutually agreed to by Parent and the Holder Representative shall be deemed to be the “Determination Date.”  If no such agreement is reached within such thirty (30) day period, then within fifteen (15) days of the expiration of such period, the Holder Representative and Parent shall select a mutually acceptable and nationally recognized independent accounting firm, other than the Holder Representative’s independent accountants and Parent’s independent accountants (such firm, the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”), within thirty (30) days of its appointment, by (x) conducting its own review and test of the Final Closing Statement and thereafter selecting either Parent’s Proposed Calculations of the Remaining Disputed Items or the Holder Representative Proposed Calculations of the Remaining Disputed Items or an amount in between the two and (y) delivering to Parent and the Holder Representative a revised Final Closing Statement reflecting the Independent Accounting Firm’s final determination of the Remaining Disputed Items pursuant to clause (x), which Final Closing Statement shall be final and binding upon the parties hereto.  The date on which the Independent Accounting Firm delivers such Final Closing Statement shall be deemed to be the “Determination Date.” The fees and expenses of the Independent Accounting Firm shall be borne by the party whose calculations of the Remaining Disputed Items (a) are not selected by the Independent Accounting Firm in its final determination of the Remaining Disputed Items or (b) differ by the greater amount from the Independent Accounting Firm’s final determination of the Remaining Disputed Items.  The parties will submit such materials and respond to such questions as requested by the Independent Accounting Firm.  The Independent Accounting Firm’s report will be based (to the extent the Independent Accounting Firm considers it appropriate) on such information and on the accounting and other records of the Company.  The Independent Accounting Firm’s award will consist solely of an award with respect to the Remaining Disputed Items and will not include any other finding or award.

(c)           The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined pursuant to Section 2.3(b) above), minus the Estimated Closing Date Net Working Capital, minus (ii) the Transaction Expenses (as finally determined pursuant to Section 2.3(b) above) minus the Estimated Transaction Expenses.

(d)           If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then promptly following the Determination Date, and in any event within five (5) business days of the Determination Date, Parent shall pay directly to the Class V Holders, allocated in accordance with the applicable Future Payment Allocation Schedule (defined in Section 2.4(b)), an amount sufficient to pay the Increase Amount.

(e)           If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then promptly following the Determination Date, and in any event within five (5) business days of the Determination Date, Parent and the Holder Representative shall execute joint written instructions to the Escrow Agent (defined in Section 2.4(c)) instructing the Escrow Agent to pay to Parent out of the General Escrow Fund an amount equal to the Deficit Amount.

(f)            Within the longer of (i) sixty (60) days after the Closing Date or (ii) ten (10) business days after the Determination Date, the Holder Representative shall prepare and deliver to Parent a statement setting the proposed final Producer Escrow Amount, subject to the approval of Parent (not to be unreasonably withheld or delayed).  The final Producer Escrow

Amount shall take into account, if applicable, any Adjustment Amount. In the event of a disagreement between Parent and the Holder Representative with respect to the final Producer Escrow Amount, the Independent Accounting Firm shall be appointed to resolve such disagreement in accordance with the provisions of Section 2.3(b) hereof, and the Independent Accounting Firm’s determination of the final Producer Escrow Amount shall be final and binding on the parties. To the extent the final Producer Escrow Amount is less than the Estimated Producer Escrow Amount (such difference, the “Re-Calculated Producer Escrow Adjustment”), promptly following the date on which the final Producer Escrow Amount is determined (the “Re-Calculated Producer Escrow Date”) and in any event within five (5) business days of the Re-Calculated Producer Escrow Date, Parent and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Class V Holders out of the Producer Escrow Fund to the Class V Holders, allocated in accordance with the applicable Future Payment Allocation Schedule (defined in Section 2.4(b)), an amount equal to the Re-Calculated Producer Escrow Adjustment.

Section 2.4.           Allocation and Mechanics for Payment of the Merger Consideration.

(a)           Closing Date Payment. The Company has prepared the schedule attached hereto as Exhibit 2.4(a) (the “Closing Date Payment Allocation Schedule”) which sets forth an illustrative allocation of the Closing Date Holder Payment payable at the Closing among the Class V Holders (calculated for each Class V Holder by allocating such holder’s share of the  Estimated Merger Consideration less such Class V Holder’s responsible percentage share (as shown on the Closing Date Payment Allocation Schedule, the “Responsible Percentage Share”) of (i) the General Escrow Amount, (ii) the Estimated Producer Escrow Amount, and (iii) the Holder Representative Reserve Amount). The Company shall deliver to Parent an updated Closing Date Payment Allocation Schedule not less than three (3) business days prior to the anticipated Closing Date to reflect any changes to Exhibit 2.4(a).  The Closing Date Payment Allocation Schedule has been (and any update thereof will be) prepared in accordance with the provisions of the Company Operating Agreement and the terms and conditions of this Agreement and certified by each Manager of the Company. Parent shall be permitted to rely, without further inquiry, on the Closing Date Payment Allocation Schedule (and any update thereof) in satisfaction of its obligation to making payments of the Closing Date Holder Payment required to be paid to the Class V Holders at the Closing. At the Effective Time, Parent shall directly pay the Class V Holders cash equal to the Closing Date Holder Payment to the Class V Holders, to be distributed in accordance with the updated Closing Date Payment Allocation Schedule.

(b)           Future Payments. The Holder Representative shall prepare a schedule, substantially similar in form to the schedule attached hereto as Exhibit 2.4(b) (the “Future Payment Allocation Schedule”), which sets forth the allocation of each Future Payment (if any) among the Class V Holders (and with respect to any General Escrow Payment, Producers and/or the Producer Escrow Fund to the extent applicable pursuant to Section 2.4(d)).  The Holder Representative shall deliver to Parent each applicable Future Payment Allocation Schedule (i) with respect to the Increase Amount (if any), not less than three (3) business days after the Determination Date, (ii) with respect to the Re-Calculated Producer Escrow Adjustment (if any), not less than three (3) business days after the Re-Calculated Producer Escrow Date, (iii) with respect to any Excess Producer Escrow Amount (if any) not less than three (3) business days after the determination of such Excess Producer Escrow Amount, (iv) with respect to the General Escrow Payment (if any) (defined in Section 8.3(a)(ii)), not less than three (3) business days prior to the scheduled release of such payment(s), and (v) with respect to the Holder Representative Reserve Payment (if any) (defined in Section 9.1(a)), not less than three (3) business days prior to the scheduled release of such payment; provided that any delay by the Holder Representative in providing such schedules shall not reduce or eliminate Parent’s obligation to make or cause to be made the payments required hereunder, except to the extent that Parent shall not be obligated to make the corresponding payments until such time as it receives the applicable schedule. Each Future Payment Allocation Schedule will be prepared in accordance with the provisions of the Company Organizational Documents, the terms and conditions of this Agreement and the Escrow Agreement (defined in Section 2.4(c)), and certified by the Holder Representative in his, her or its capacity as such.  Parent and the Exchange Agent shall be permitted to rely, without further inquiry, on the Future Payment Allocation Schedule in making payment of any Future Payments.

(c)           Escrow Amounts.  On the Closing Date, Parent shall pay a portion of the Merger Consideration equal to the sum of the General Escrow Amount and the Estimated Producer Escrow Amount to Wells Fargo Bank, National Association, as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow.  Such escrowed funds shall be held and invested by the Escrow Agent in accordance with the terms of this Agreement and an Escrow Agreement substantially in the form attached hereto as Exhibit 2.4(c) (the “Escrow Agreement”).

(d)           CEP Payment Obligations; Escrowed CEP Payment Amounts.  The Producer Escrow Fund shall be used to pay and satisfy (i) all amounts due and owing to the Producer Class Members in respect of their Membership Interests in the Company and (ii) all third parties (“Producers”) entitled to “CEP Payments” or similar payments (such “CEP Payments” or similar payments, together with, in respect of Producers who are Producer Class Members, any amounts referred to in clause (i), referred to as “CEP Payments”) pursuant to agreements listed on subsection (xv) of Section 3.14(a) of the Company Disclosure Schedules (“Producer CEP Agreements”); provided, however, that the General Escrow Participation Percentage of the full CEP Payment otherwise actually earned by, and due and payable to, a Producer (as adjusted herein, the “Escrowed CEP Payment Amount”) (I) shall not be placed in or paid out of the Producer Escrow Fund  (except to the extent a corresponding Transferred Escrowed Potential CEP Payment Amount has been disbursed from the General Escrow Fund to the Producer Escrow Fund pursuant to Section 8.3(a)(ii)), (II) shall be retained in the General Escrow Fund and available for disbursement to Parent in accordance with this Agreement along with all other funds in the General Escrow Fund, (III) upon any indemnification payment to Parent from the General Escrow, shall be reduced by a factor equal to the corresponding Indemnification Payment Percentage, and (IV) as part of any subsequent General Escrow Payment (or to the extent a General Escrow Payment has already been paid), shall be disbursed to the Producer from the General Escrow Fund (in whole or in part, in proportion to the General Escrow Payment Percentage corresponding to such General Escrow Payment) subject to and in accordance with Section 2.4(e) (as if such disbursement was made out of the Producer Escrow Fund).

(i)            “Indemnification Payment Percentage” means, with respect to any indemnification payment from the General Escrow Fund to Parent pursuant to this Agreement, the percentage represented by dividing (A) the amount of such indemnification payment, by (B) the aggregate amount of funds remaining in the General Escrow Fund immediately prior to the indemnification payment.

(ii)           “General Escrow Payment Percentage” means, with respect to any General Escrow Payment, the percentage represented by dividing (A) the aggregate amount of funds released from the General Escrow Fund pursuant to such General Escrow Payment, by (B) the aggregate amount of funds remaining in the General Escrow Fund immediately prior to the General Escrow Payment.

(iii)          “General Escrow Participation Percentage” means the percentage equal to (i) the General Escrow Amount, divided by (ii) the amount of the Merger Consideration (as adjusted by any Adjustment Amount).

(e)           CEP Payments from Producer Escrow Fund.  The timing and amounts of such CEP Payments from the Producer Escrow Fund shall be determined in accordance with the terms of the applicable Producer CEP Agreements, as such determination is mutually approved by both Parent and the Holder Representative, not to be unreasonably withheld or delayed. Any amounts remaining in the Producer Escrow Fund no longer necessary to pay or satisfy CEP Payment obligations to the Producers, as determined from time to time by the Holder Representative and approved by Parent (such approval not to be unreasonably withheld or delayed), shall be referred to herein as “Excess Producer Escrow Amounts”.  In the event of a disagreement between Parent and the Holder Representative with respect to any Excess Producer Escrow Amount, the Independent Accounting Firm shall be appointed to resolve such disagreement in accordance with the provisions of Section 2.3(b) hereof, and the Independent Accounting Firm’s determination of any Excess Producer Escrow Amount shall be final and binding on the parties. Parent and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Class V Holders out of the Producer Escrow Escrow Fund an amount equal to any Excess Producer Escrow Amount, allocated among the Class V Holders in accordance with the applicable Future Payment Allocation Schedule, on the date that is five (5) business days following its determination.  Any disbursement to the Class V Holders made pursuant to this Section 2.4(e) shall constitute an “Excess Producer Escrow Payment.” No payments shall be made from the Producer Escrow Fund to a Producer unless such Producer shall have executed and delivered to the Company an appropriate release that shall provide that the Producer shall have no further rights or entitlements in respect of its Membership Interests in the Company (if applicable) and the Company’s CEP Payment obligations to such Producer in respect of periods through the Closing Date pursuant to such Producer’s Producer CEP Agreement.

(f)            Investment of Escrow Amounts.  The General Escrow Amount and Producer Escrow Amount shall be invested by the Escrow Agent as directed by Holder Representative, subject to the approval of the Parent (which approval shall not be unreasonably withheld or delayed), pending payment thereof to the Class V Holders (as applicable).  Earnings from investment of the General Escrow Amount and Producer Escrow Amount shall be allocated as set forth in the Escrow Agreement.

(g)           Withholding.  Each of Parent, the Company, the Surviving Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it reasonably determines that it is required to deduct and withhold under the Code or any provision of state, local, provincial or foreign Law with respect to the making of such payment.  To the extent that amounts are so withheld by Parent, the Company, the Surviving Company or the Escrow Agent, as the case may be, and are paid over to the applicable Governmental Authority or other designated recipient, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of whom such deduction and withholding was made by Parent, the Company, the Surviving Company or the Escrow Agent, as the case may be.

Section 2.5.           Merger Consideration Allocation.

(a)           For United States federal, state and local income tax purposes, the Company, Holder Representative and Parent agree that the Merger shall be treated under Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), (i) with respect to Parent, as a deemed purchase of all of the assets of the Company, and (ii) with respect to the Company Holders, as a sale of the Company Membership Interests.

(b)           The portion of the Merger Consideration payable to the Company Holders (such amount, plus any additional amounts treated as consideration under Treasury Regulations Section 1.1060-1(c), the “Allocable Merger Consideration”) shall be allocated among the assets of the Company.  Such allocation shall be made in accordance with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder.

(c)           No later than ninety (90) days after the Closing, Parent shall prepare and deliver to the Holder Representative its determination of the allocation of the Allocable Merger Consideration pursuant to Section 2.5(b) (the “Allocation Schedule”), which shall be final, binding and conclusive on the parties hereto; provided, however, that any allocation in the Allocation Schedule to any item of property described in Section 751(a) of the Code (a “Hot Asset”) in excess of such Hot Asset’s book value shall be subject to the review and agreement of the Holder Representative.  Neither Parent nor any Represented Holder shall take any position (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with this Section 2.5 and the Allocation Schedule, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local or non-United States Tax law).

(d)           In the event that Parent and the Holder Representative do not agree on any such allocation to a Hot Asset pursuant to Section 2.5(c) within ten (10) days of receipt of the Allocation Schedule by the Holder Representative, an Independent Accounting Firm shall be appointed to resolve such disagreement in accordance with the provisions of Section 2.3(b) hereof, and the Independent Accounting Firm’s determination of the allocation of Merger Consideration to such Hot Asset shall be final and binding on the parties.

(e)           In the event that there is any adjustment to the Merger Consideration pursuant to this Agreement, Parent shall revise the Allocation Schedule to reflect any such adjustment using the same methodology as used in the initial Allocation Schedule and shall promptly deliver such revised Allocation Schedule to the Holder Representative; provided, that the principles in this Section 2.5 shall apply to such revised Allocation Schedule.

ARTICLE III
Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”):

Section 3.1.           Organization, Power, Standing and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Arizona, and has the requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate the assets now owned, leased and operated by it.  The Company has delivered to Parent complete and correct copies of its articles of organization and the Company Operating Agreement, each as in effect on the date hereof (collectively, the “Company Organizational Documents”).  The Company is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification.  The Company Organizational Documents are in full force and effect and the Company is not in default under or in violation of any of the provisions of the Company Organizational Documents.

Section 3.2.           Subsidiaries.  The Company does not have any Subsidiaries.

Section 3.3.           Capitalization; CEP Payments.

(a)           Section 3.3 of the Company Disclosure Schedules sets forth, with respect to the Company (i) the names of each holder of Company Membership Interests, (ii) the type of Company Membership Interests owned by each such holder, and (iii) the amount of outstanding Company Membership Interests held by each such owner.  The Company Membership Interests as set forth on Section 3.3 of the Company Disclosure Schedules represent all of the outstanding equity interests of the Company. All of the Company Membership Interests (A) have been duly authorized and validly issued, (B) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (C) were issued in compliance with applicable state and federal securities laws. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require or would require the Company to issue, sell or transfer any equity interests in the Company, including the Company Membership Interests.

(b)           The Producer Escrow Amount (as finally determined pursuant to Section 2.3(f)) together with the amounts in the General Escrow Fund in respect of Producers will be, in the aggregate, sufficient to pay the maximum possible amount necessary to pay and satisfy the amounts due and owing in respect of such Producer’s Membership Interests in the Company, if applicable, and the Company’s CEP Payment obligations pursuant to Producer CEP Payments.

Section 3.4.                                 Authority; Noncontravention; Voting Requirements.

(a)                                 The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly authorized and approved by all necessary action on the part of the Company, and any vote, approval or consent required to be received or obtained in connection therewith from the Class V Members (the “Requisite Approval”) has been received or obtained, or will be received or obtained immediately after the execution of this Agreement, and in each case, will be delivered to the Parent concurrently with the execution of this Agreement.  The Requisite Approval includes any vote, consent or approval required under the Company’s Organizational Documents or the ALLCA in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions.  The Requisite Approval remains in full force and effect.  No other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)                                 Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Organizational Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.5 are obtained and the filings referred to in Section 3.5 are made, violate any Law, judgment, writ, injunction or Permit of any Governmental Authority or any arbitration award applicable to the Company or any of its properties or assets, or (iii) assuming that the authorizations, consents and approvals described in Section 3.4(b) of the Company Disclosure Schedules are obtained and the filings disclosed in said Schedule are made, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, insurance policy, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company is a party, or by which it or any of its properties or assets may be bound or affected.  Without limiting the generality of the immediately preceding sentence, the Company does not have any unsatisfied obligation under any Contract to notify any Person of the Company entering into, or having intended to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the Transactions.

Section 3.5.                                 Governmental Approvals.  Except for (i) the filing of the Articles of Merger with the Arizona Corporation Commission pursuant to the ALLCA, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iii) as described on Section 3.5 of the Company Disclosure Schedules, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority (“Governmental Approvals”) are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions.

Section 3.6.                                 Financial Statements and Controls.

(a)                                 The Company has delivered to Parent copies of (i) the audited balance sheets of the Company as at December 31, 2012, 2011 and 2010 and the related audited statements of income and cash flows of the Company for the years then ended, and related audit reports of Klecka, Wilkins & Klecka, (ii) the unaudited balance sheet of the Company as at June 30, 2013 (the “Interim Balance Sheet”) and the related statements of income and cash flows of the Company for the six (6) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as noted therein) and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein subject in the case of the unaudited statements to the absence of footnotes and other supplemental information that would be required by GAAP and to normal year-end audit adjustments.   The balance sheet of the Company as at December 31, 2012 audited by Klecka, Wilkins & Klecka is referred to herein as the “Balance Sheet”, December 31, 2012 is referred to as the “Balance Sheet Date” and June 30, 2013 is referred to as the “Interim Balance Sheet Date”.

(b)                                 All books, records and accounts of the Company are accurate and complete in all material respects, and are maintained in all material respects in accordance with applicable Laws.  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                                  The financial projections and business plan provided by the Company to Parent prior to the date hereof were reasonably prepared in good faith based on management’s reasonable estimates, assumptions and judgments, at the time prepared, as to the future financial performance of the Company.

(d)                                 Each of the Company’s principal executive officer and its principal financial officer have disclosed to the auditors that have prepared the audited financial statements referred to in Section 3.6(a) the existence at any time since the commencement of business by the Company, to their Knowledge, of (i) any significant deficiency in the design or operation of the Company’s internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) and (ii) the occurrence since such date of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.7.                                 No Undisclosed Liabilities.

(a)                                 The Company does not have any Indebtedness or Liabilities of a nature required to be reflected or reserved against, or disclosed in the notes thereto, in a balance sheet prepared in accordance with GAAP, other than those (i) fully reflected on or reserved against in the Balance Sheet, or disclosed in the notes thereto, or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice except as contemplated by this Agreement.

(b)                                 The Company is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company in the Company’s financial statements.

Section 3.8.                                 Absence of Certain Changes or Events.

(a)                                 Except for: (i) changes, effects, circumstances or developments in the general local, domestic, foreign or international economic conditions; (ii) changes, effects, circumstances or developments affecting generally the industries or markets in which the Company operates; (iii) changes in applicable Laws or accounting rules or principles; or (iv) the announcement of the Transactions (provided, that the matters set forth in clauses (i) through (iii) shall not be excepted to the extent the impact of any such matter on the Company is substantially disproportionate to the impact on companies engaged in business in the same industry or market in which the Company operates), since the Balance Sheet Date there have not been any events, changes in circumstances, developments or states of facts that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse impact, effect or consequence on or with respect to the Company.

(b)                                 Since the Balance Sheet Date except as specifically contemplated or permitted by this Agreement, the Company has carried on and operated its business in the ordinary course of business consistent with past practice.

(c)                                  Without limiting the foregoing, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company which materially affects the use thereof.

Section 3.9.                                 Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral, mediation or other proceeding, claim (including counterclaim), suit, action, sanction, audit, hearing  or litigation against, or governmental or regulatory inquiry or investigation of, or healthcare regulatory review proceedings involving, the Company, nor is there any injunction, order, writ, judgment, ruling, sanction, award or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company or the assets of the Company, by or before any Governmental Authority or arbitrator, including any of the foregoing that challenges any of the Transactions.

Section 3.10.                          Compliance With Laws.  The Company is (and since its commencement of business has been) in compliance in all material respects with all Laws applicable to the Company, any of its properties or other assets or any of its businesses or operations.  Since its commencement of business, the Company has not (i) been charged in any proceeding with the material violation of any Laws or (ii) received written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in material compliance with all Laws applicable to the Company, any of its properties or other assets or any of its business or operations. Notwithstanding any disclosure set forth on Section 3.10 of the Company Disclosure Schedules, the failure by the Company to hold any Permit required by applicable Law at any time prior to the Closing Date shall be deemed to be a breach of this Section 3.10 to the extent any monetary damages, fines or penalties are imposed on the Surviving Company after the Closing Date with respect to such failure; provided that under no circumstances shall the failure by the Company to hold any such required Permit be a basis pursuant to Section 6.2(a) for the Parent not to effect the Merger and consummate the other Transactions.

Section 3.11.                          Taxes.

(a)                                 All Tax Returns required to be filed by the Company or by any Class V Member with respect to the Company or the income, assets, operations or business of the Company, have been timely filed (taking into account any extension of time to file), and all such Tax Returns are true correct and complete.  All Taxes of the Company or of the Class V Members with respect to the Company or the income, assets, operations or business of the Company that are due and payable have been fully and timely paid. The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b)                                 The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of Law).

(c)                                  The Company does not have any outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of Taxes or the filing of any Tax Return.  No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.  No Liens for Taxes exist with respect to any assets or properties of the Company, except for Liens for Taxes not yet due and for which adequate reserves have been posted on the Balance Sheet in accordance with GAAP.

(d)                                 No Tax Return of the Company or any Class V Member with respect to the Company or the income, assets, operations or business of the Company has ever been examined.  No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of (i) the Company or (ii) any Class V Member with respect to the Company or the income, assets, operation or business of the Company. No notice of any audit or other administrative or court proceeding and no notice of any deficiency or proposed Tax adjustment has been received by the Company or any Class V Member with respect to the Company or the income, assets, operations or business of the Company.

(e)                                  The Company has made available to Parent correct and complete copies of (i) all income and other material Tax Returns of the Company for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company.  Section 3.11(e) of the Company Disclosure Schedule lists each jurisdiction in which the Company is required to file a Tax Return or any Person is required to file a Tax Return with respect to the Company or the income, assets, operations or business of the Company (but solely with respect to the source of such items).

(f)                                   The Company will not be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made or pre-paid amount received on or prior to the Closing Date;

(g)                                  The Company has not agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law.

(h)                                 The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which the Company will have any obligation to make any payments after the Closing.

(i)                                     The Company is not the subject of any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities.

(j)                                    The Company has not engaged in a trade or business in any country outside the United States, does not have a permanent establishment in any country other than the United States, and has not engaged in any transaction subject to Tax in a jurisdiction outside the United States.  Neither of the Company nor the Company Holders (solely as a result of the income, assets, operations or business of the Company) is subject to Tax in a jurisdiction outside the United States.

(k)                                 The Company is not, has never been and up to and including the Closing Date will not be (i) an “insurance company” as such term in defined in Section 816(a), or (ii) liable for any U.S. federal, state or local taxes specifically assessable on insurance premiums.

(l)                                     The Company has not engaged in any “reportable transactions” as defined in Treasury Regulation Section 1.6011-4(b).

(m)                             Since its inception, the Company has been, and at all times up to and including the Closing Date will be, properly characterized as a partnership under Treasury Regulation Section 301.7701-3 for United States federal, state and local income tax purposes.  The Company has not filed, and will not at any time up to and including the Closing Date file, an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) to be classified as an association taxable as a corporation.

(n)                                 No Company Holder is a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.

(o)                                 For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) or (B) payable by reason of contract, assumption, successor or transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed or actually filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.12.                          Employee Benefits and Labor Matters.

(a)                                 Section 3.12(a) of the Company Disclosure Schedule sets forth all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other employee benefit arrangements or payroll practices, including, without limitation (but excluding Accrued Bonuses), bonus plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation plans or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (the “Employees”) (collectively, the “Company Plans”).  The Company and any trade or business (whether or not incorporated) which is under common control, or which is as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has in the last six years contributed or has been obligated to contribute to any “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), including a “multiemployer plan”, as defined in Section 3(37) of ERISA.  None of the Company Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or the participant’s beneficiary.

(b)                                 True, correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Parent by the Company to the extent applicable:  (i) any material plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; (vi) material written communications to employees relating to the Company Plans; and (vii) written summaries of all non-written agreements relating to the Company Plans.

(c)                                  The Company Plans have been maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws, and neither the Company nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  To the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan that could result in a material tax or penalty on the Company.

(d)                                 To the Knowledge of the Company, each Company Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) for any service provider to the Company (i) complies with the requirements of Section 409A of the Code and the regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations, and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Reg. §1.409A-6(a)(4)) since October 1, 2004.

(e)                                  The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code have received a determination or opinion letter from the IRS that it is so qualified and any related trust maintained pursuant thereto has received a determination or opinion letter from the IRS that it is so exempt from federal income taxation under Section 501 of the Code.  To the Knowledge of the Company, nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f)                                   All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the balance sheet on or prior to the Closing Date.

(g)                                  There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(h)                                 Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby (alone or in conjunction with any other event) will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Plan.

(i)                                     Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company for federal income tax purposes by the Company is not an employee for such purposes.

(j)                                    Except as set forth on Section 3.12(j) of the Company Disclosure Schedules, (i) none of the employees of the Company is represented in his or her capacity as an employee of the Company by any labor organization, (ii) the Company has not recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees; (iii) there is no union organization activity involving any of the employees of the Company pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company; (iv) there is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company pending or, to the Knowledge of the Company, threatened; (v) there are no complaints, charges or claims against the Company pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual; (vi) the Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax; (vii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company within the six (6) months prior to Closing.

Section 3.13.                          Environmental Matters.

(a)                                 (A) The Company is, and has been, in compliance in all material respects with all applicable Environmental Laws (defined in Section 3.13(b)(i)), (B) the Company has obtained all licenses, certificates, approvals, permits, consents, waivers or other authorizations required under Environmental Laws for the conduct and operation of its business and is in material compliance with the terms and conditions thereof, (C) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company, (D) the Company has not received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (E) no facts, circumstances or conditions exist with respect to the Company or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any property to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring Environmental Liabilities (defined in Section 3.13(b)(ii)).  Without in any way limiting the generality of the foregoing, to the Knowledge of the Company and except as in material compliance with Environmental Laws, none of the real property owned by the Company or any leased property contains any underground storage tanks, asbestos, toxic molds, deed restrictions or other engineering controls due to environmental conditions, polychlorinated biphenyls (PCBs), underground injection wells, waste management units, radioactive materials, or septic tanks or waste disposal pits or lagoons in which process wastewater or any Hazardous Materials have been discharged or disposed.  The Company has provided to Parent correct and complete copies of all existing environmental reports, reviews, assessments, surveys, claims and audits and all written information pertaining to (i) environmental conditions of the real properties and operations of the Company, and (ii) actual or potential Environmental Liabilities relating to the Company.

(b)                                 For purposes of this Agreement:

(i)                                     “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials (defined in Section 3.13(b)(iii)), or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act  (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

(ii)                                  “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii)                               “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv)                              “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

Section 3.14.                          Contracts.

(a)                                 Set forth in Section 3.14(a) of the Company Disclosure Schedules is a list of each Contract of the following types or having the following terms to which the Company is a party:

(i)                                     a Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Affiliates or any Company Holders to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Affiliates or any Company Holder may sell products or deliver services;

(ii)                                  a partnership or joint venture agreement;

(iii)                               a Contract for the acquisition (by merger, purchase or sale of stock, membership interests, assets or otherwise) of all or substantially all of the business, properties or assets of a third party, or for the disposition (by merger, purchase or sale of stock, membership interests, assets or otherwise) of any line of business of the Company;

(iv)                              a Contract with any (x) Governmental Authority or (y) Manager or officer of the Company or any Affiliate of the Company;

(v)                                 a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of the Company or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company;

(vi)                              a financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(vii)                           an agreement relating to the transfer or voting of, or providing for registration rights with respect to, member interests in the Company;

(viii)                        a mortgage, pledge, security agreement, deed of trust, hypothecation, or other Contract granting a Lien on any property or assets of the Company, other than Permitted Liens;

(ix)                              any Contract with (A) each of the top ten (10) (to the extent there are ten (10)) customers of the Company that are party to a direct account PBM services agreement with the Company (measured by covered lives with respect to the Company’s commercial pharmacy benefits management segment (“PBM Segment”) in the twelve (12)-month period ended on December 31, 2012), (B) each of the top twenty five (25) customers of the Company that are not party to a direct account PBM services agreement with the Company (measured on the same basis) (the customers referred to in clauses (A) and (B) are referred to collectively as “Material Customers”) and (C) each of the top twenty-five (25) third party administrator and/or brokers doing business with the Company  (a “TPA”) (measured on the same basis) (a “Material TPA/Broker”);

(x)                                 a Contract with a pharmaceutical manufacturer involving any drug rebates (a “Rebate Contract”);

(xi)                              a Contract (other than one with an employee, customer or TPA, broker or consultant or a Rebate Contract) that involves consideration (whether or not measured in cash) of greater than $45,000 during any twelve (12)-month period;

(xii)                           a collective bargaining agreement;

(xiii)                        a “standstill” or similar agreement;

(xiv)                       a Contract for the employment of any individual on a full-time, part-time, consulting or other basis;

(xv)                          a Contract providing for severance, retention, change in control or similar payments;

(xvi)                       any lease for real property;

(xvii)                    to the extent material to the business or financial condition of the Company and not otherwise required to be set forth on Section 3.14(a) of the Company

Disclosure Schedule, any (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract (excluding Contracts with a primary purpose other than indemnification that include customary indemnification provisions), (5) license or royalty Contract, or (6) merchandising, sales representative or distribution Contract;

(xviii)                 Contracts granting a right of first refusal or first negotiation with respect to a disposition of all or substantially all of the assets, securities or business of the Company; and

(xix)                       commitments or agreements to enter into any of the foregoing.

In addition, to the Knowledge of the Company, no employee of the Company is a party to or is bound by any agreement or other obligation which prevents him or her from providing the services currently provided to the Company by him or her or that are contemplated to be provided after the Closing pursuant to the applicable Employment Agreement.  Each of the Contracts and other documents required to be listed on Section 3.14(a) of the Company Disclosure Schedules, together with each other Contract of such type entered into in accordance with Section 5.1, is a “Material Contract.”  The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b)                                 Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company, subject to the Bankruptcy and Equity Exception.  Section 3.14(b) of the Company Disclosure Schedules sets forth an accurate and complete list of all Contracts between the Company and customers of the Company which contain provisions that would give rise to a right of termination by such customer as a result of the entry into this Agreement or the consummation of the Transactions, i.e., as a result of change in control provisions (the “Change In Control Customer Contracts”).  Except as identified in Section 3.14(b) of the Company Disclosure Schedule, no approval, consent or waiver of, or notice to, any Person is needed in order for any Material Contract (including any Change In Control Customer Contract) to continue in full force and effect following the consummation of the Transactions.  The Company is not in default under any Material Contract or other Contract to which the Company is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company.  To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.  The Company has not received any notice of termination or cancellation under any Material Contract outside of the ordinary course of business, received any notice of breach or default under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

(c)                                  The Company has satisfied all performance standards under any Material Contract where it is required to do so in order to receive any fees, bonuses, rebates, incentives, or other payments at the levels at which it has received fees or payments under such Material

Contract in the last or the current fiscal year and is not required to return any fees or payments received by it or to provide credits against any future fees or payment that would otherwise be due to it under any Material Contract, nor is it subject to any penalties under any such Material Contract, by reason of its failure to satisfy any performance standard contained in such Material Contract.

Section 3.15.                          Title to Properties.  The Company (i) has good and valid title to all material properties (excluding real property, as the Company does not own any real property) which are reflected on the most recent balance sheet of the Company as being owned by the Company (or acquired after the date thereof) (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that secure Indebtedness that is reflected in the most recent consolidated financial statements of the Company and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted (any Lien described in (x), (y) or (z) above, a “Permitted Lien”), and (ii) holds pursuant to valid and enforceable leases, subleases or licenses all properties or assets which are used in the Company’s business and not owned by the Company as referred to in the foregoing clause (i), including the Monte Cristo Lease, free and clear of all Liens except Permitted Liens.  The Company enjoys peaceful and undisturbed possession under all such leases or subleases, including the Monte Cristo Lease, in all material respects, subject to the terms and conditions of all such leases or subleases.

Section 3.16.                          Intellectual Property.

(a)                                 For purposes of this Agreement:

(i)                                     “Company Intellectual Property” means all Intellectual Property Rights (defined below) used in or necessary for the conduct of the business of the Company, or owned or held for use by the Company.

(ii)                                  “Company Technology” means all Technology (defined below) used in or necessary for the conduct of the business of the Company, or owned or held for use by the Company.

(iii)                               “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, provisional patents and utility models and applications therefor, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, invention certificates, and the like (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, database rights, works of authorship and other rights corresponding thereto (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (A) through (D).

(iv)                              “Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

(v)                                 “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other documentation used in the ordinary course of business in the use thereof.

(vi)                              “Technology” means, collectively, all information, technical data, programs, designs, formulas, algorithms, procedures, processes, specifications, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

(b)                                 Section 3.16(b) of the Company Disclosure Schedules sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights, in each case, owned or filed by the Company.  Section 3.16(b) of the Company Disclosure Schedules lists for each registered or pending application for registration of any Patents, Marks or Copyrights (i) the record owner of each such item, (ii) the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed and (iii) the date and number of any such registrations or applications.  To the Knowledge of the Company, (A) there are no overdue filings or unpaid filing, maintenance or renewal fees currently overdue with respect to any registered or pending application for registration of any Patents, Marks or Copyrights and no filings or fees due to be submitted or paid with respect to any registered or pending application for registration of any Patents, Marks or Copyrights within ninety (90) days after the date of this Agreement and (B) no material registration or pending application for registration of any Patents, Marks or Copyrights has lapsed or been cancelled or expired other than in the reasonable business judgment of the Company in the ordinary course of business.

(c)                                  The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of the Company Intellectual Property and Company Technology, in each case, owned or purported to be owned by or licensed to the Company, subject to the terms of any license agreement, free and clear of any Liens.  To the Knowledge of the Company, the use, practice or other commercial exploitation of the Company Intellectual Property by the Company and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Technology, and the operation of the Company’s businesses do not infringe, constitute an unauthorized use of, violate, or misappropriate any Intellectual Property Rights of any third Person provided any licensed Company Intellectual Property or Company Technology is used in accordance with the terms of the license agreement.  The Company is not a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (A) against the Company, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (B) contesting the right of the Company to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner.  The Company has not received written notice of any such threatened claim nor to the Company’s Knowledge are there any facts or circumstances that would form the basis for any claim against the Company of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.

(d)                                 To the Knowledge of the Company, no Person (including employees and former employees of the Company) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and the Company has not made any such claims against any Person (including employees and former employees of the Company) nor, to the Knowledge of the Company, is there any basis for such a claim.

(e)                                  To the Knowledge of the Company, no Trade Secret or any other non-public, proprietary information of the Company as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology.  The Company has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other non-public, proprietary or confidential information of the Company or any Person to whom the Company has a confidentiality obligation.

(f)                                   Except with respect to (i) licenses of off-the-shelf Software or (ii) any payments required of the Company under any Material Contract, the Company is not required, obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any Person with respect to the use of any Company Intellectual Property or Company Technology in the conduct of the business as currently conducted.

(g)                                  Section 3.16(g) of the Company Disclosure Schedules sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company; or (ii) used by the Company in their businesses and not exclusively owned by the Company or available on reasonable terms through commercial distributors or in consumer retail stores.

(h)                                 Except as set forth in Section 3.16(h) of the Company Disclosure Schedules, no Publicly Available Software (including, without limitation, all derivative works thereof) (i) was used in connection with the development or modification of any Software used by the Company, (ii) forms part of the Technology owned by the Company, (iii) is, in whole or in part, embodied or incorporated into any of the Company’s products, or (iv) was or is used in connection with the development of any Technology owned by the Company or any of the Company’s products.

(i)                                     The Company owns, leases or licenses all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s business.  The data storage and transmittal capability, functionality and performance of the Computer Systems as a whole are reasonably adequate for the Company’s businesses.  No failure with respect to the Computer Systems has resulted in the corruption of any material data which they process.  The Company has taken reasonable steps to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.  The Company maintains materially accurate documentation regarding all Computer Systems, their methods of operation, and their support and maintenance.

Section 3.17.                          Insurance.  Section 3.17 of the Company Disclosure Schedules sets forth a correct list of the material insurance and reinsurance policies held by, or for the benefit of, the Company as of the date of this Agreement, including the underwriter of such policies and the amount of the coverage thereunder) maintained by the Company (the “Policies”).  The Policies (i) have been issued by insurers or reinsurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company of a scope and coverage reasonable for the nature of the Company’s business activities and (iii) are in full force and effect.  The Company is not in breach or default, and has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies.  No notice of cancellation or termination has been received by the Company with respect to any of the Policies.  The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.  All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to the Company and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 3.18.                          Brokers and Other Advisors.  Other than Deloitte Corporate Finance, LLC and the Producers, no broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses or indemnification or contribution, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.19.                          Health Care Regulatory Compliance.

(a)                                 Governmental Authorizations and Consents.  Except as otherwise disclosed on Section 3.19(a) of the Company Disclosure Schedules, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 Permits.  Section 3.19(b) of the Company Disclosure Schedules lists all Permits maintained by the Company in the conduct of its business.  The Company has obtained all of the Permits necessary under applicable Laws to permit the Company to own, operate, use and maintain its properties and assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company as currently conducted.  Each such Permit is in full force and effect. Notwithstanding any disclosure set forth on Section 3.19(b) of the Disclosure Schedules, the failure by the Company to hold any Permit required by applicable Law at any time prior to the Closing Date shall be deemed to be a breach of this Section 3.19(b) to the extent any monetary damages, fines or penalties are imposed on the Surviving Company after the Closing Date with respect to such failure; provided that under no circumstances shall the failure by the Company to hold any such required Permit be a basis pursuant to Section 6.2(a) for the Parent not to effect the Merger and consummate the other Transactions. Each Manager, officer, employee and agent of the Company possesses all Permits necessary for the lawful conduct of his or her duties and obligations in the operation of the business of the Company.  The operation of the business of the Company as currently conducted is not in violation of, nor is the Company in default or violation under, any Permit required to be listed on Section 3.19(b) of the Company Disclosure Schedules.  The Company has not received notice of any breach or violation from any Governmental Authority regarding any Permit and is not involved in any litigation, proceeding or investigation by or with any Governmental Authority relating to any Permit, which if resolved adversely would have an adverse impact on the ability of the Company to conduct its business as currently conducted.  There has been no decision by the Company to not maintain or renew any Permit currently held for the operation of its business.

(c)                                  Compliance with Health Regulatory Laws.

(i)                                     The Company is, and at all times since January 1, 2011, has been, in compliance in all material respects with, and is not and has not been in violation of during the specified period, all applicable Health Regulatory Laws, including (but not limited to), to the extent applicable, any federal or state Law regulating (A) fraud and abuse, (B) referral and financial relationships with providers, (C) insurance, (D) prompt payment of claims, (E) recordkeeping, (F) patient charges and billing, (G) quality, (H) safety, (I) network access, (J) privacy, (K) security and (L) disclosure of payments.  Without limiting the foregoing, none of the Company, or any Manager, officer, employee, or agent of the Company has engaged in any conduct on behalf of the Company that is prohibited under, or fails to comply with the requirements of, any applicable Health Regulatory Law.  Except as set forth on Section 3.19(c) of the Company Disclosure Schedules, since January 1, 2011, the Company has not received or been subject to, and to the Knowledge of the Company there does not exist any fact, circumstance or condition that could give rise to, any written notice, charge, claim or assertion alleging any violations of applicable Health Regulatory Laws or related Governmental Orders, and to the Knowledge of the Company, no charge, claim, assertion or action alleging any violation of any Law, Governmental Order, or Permit by the Company is currently threatened against the Company.

(ii)                                  Neither the Company, nor any of its officers, Managers, employees, or agents acting on behalf of the Company: (A) are or have been convicted of or charged or threatened with prosecution or under investigation by a Governmental Authority for any violation of a Health Regulatory Law, including any Law applicable to a health care program defined in 42 U.S.C. §1320a-7b(f) (“Federal Health Care Program”); (B) are or have been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances; (C) are excluded, suspended or debarred from participation, or are otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or (D) have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(iii)                               To the Knowledge of the Company, the Company has not failed to comply with Federal Health Care Program requirements applicable to the Company.

(iv)                              The Company has not, directly or indirectly, received, paid or delivered any fee, commission or other sum of money or remuneration, however characterized, to any Governmental Authority or any other Person which in any manner is related to any contract of the Company and which is illegal under any applicable Law.  Without limiting the foregoing, none of the Company nor any officer, director, employee, Manager or agent of the Company, or any other Person acting on behalf of the Company, acting alone or together, has directly or indirectly acting on behalf of the Company (A) made any illegal or unethical contribution, gift, bribe, rebate, payoff, commissions, promotional allowances, influence payment, kickback, or other payment or economic benefit to any Person, private or public, regardless of what form, whether in money, property, or services; (B) established or maintained any fund or asset that has not been recorded in the books and records of the Company; (C) engaged in any business practices or conducted any dealings that are contrary to accepted industry standards; or (D) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any judgment, sentence, order or decree of any court or Governmental Authority.

(v)                                 None of the Company nor any officer, director, employee, Manager or agent of the Company, or any other Person acting on behalf of the Company has made an untrue or fraudulent statement on behalf of the Company, including, but not limited to certification, to any Governmental Authority or agent thereof, failed to disclose a fact required to be disclosed to a Governmental Authority or agent thereof, or committed an act, made a statement, or failed to make a  statement that could reasonably be expected to provide a basis for any Governmental Authority or agent thereof, to cause the Company to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), or to initiate any other legal action relating to fraud, false claims, or false statements.

(d)                                 Part D.  The Company does not sponsor a Part D Plan. The Company provides services as a subcontractor to a Part D Plan sponsored by a Person unaffiliated with the Company. The Company is in compliance with its subcontractor obligations in respect of such services and is in compliance with all Health Regulatory Laws applicable to the services provided to such Part D Plan sponsor.

(e)                                  Corporate Compliance Program.  The Company has adopted and maintains a compliance program that is intended to assist the Company to be in compliance with all Law, standards and guidelines relevant to its business, including but not limited all Health Regulatory Laws, and includes each of the following elements: (i) a code of conduct and other applicable policies and procedures; (ii) training on the code of conduct, policies and procedures; (iii) an auditing and monitoring function; (iv) disciplinary guidelines to enforce compliance standards; (v) an anonymous reporting process for potential violations of Law or the compliance program; (vi) designation of a compliance officer; and (vii) a mechanism for ensuring the effectiveness of the compliance program.  None of the Company nor its officers, directors, Managers, employees or agents acting on behalf of the Company has violated any such compliance program.

(f)                                   Privacy Compliance.  The Company is in compliance in all material respects with all applicable security and privacy standards regarding protected health and employee information, or any applicable local, state, provincial or federal privacy Laws, including but not limited to HIPAA.  Any employee or patient information that has been collected, used or disclosed has been done so with the consent of each individual to whom the information relates, if such consent, implied or otherwise, was required under applicable privacy Law or has been used only for the purposes for which such information was initially collected or only as permitted by applicable Law.  The Company has developed and implemented policies, procedures and training programs to help assure past, current, and ongoing compliance with HIPAA’s privacy, security and standard transactions regulations and state privacy and security laws.  The Company maintains all necessary “business associate” agreements with “covered entities” as required under HIPAA, and is in compliance with all such “business associate” agreements.  No violation of any applicable privacy Law, including but not limited to HIPAA, has been alleged or, to the Knowledge of the Company, threatened against the Company by any Governmental Authority, including but not limited to the Office of Civil Rights of the U.S. Department of Health and Human Services, a patient or any other Person since January 1, 2011.

(g)                                  Manufacturer Discounts and Rebates.  The Company has properly documented, accounted for and (to the extent required by applicable Laws) disclosed to its customers all manufacturer discounts, rebates, incentive payments, administrative fees and remuneration received by the Company from pharmaceutical manufacturers and is in full compliance with applicable Health Regulatory  Laws (including without limitation the provisions of ERISA and state and federal Anti-Kickback statutes), and policies and contractual requirements of manufacturers and customers regarding such manufacturer discounts, rebates, incentive payments, administrative fees and remuneration.

(h)                                 Optum. The Company receives subcontracting services from Optum, Inc. and its Affiliates (the entity or entity providing such services, “Optum”). To Knowledge of the Company, Optum is in compliance with its subcontractor obligations in respect of such services and is in compliance with all Health Regulatory Laws applicable to the services provided to the Company. To the Knowledge of the Company, there have been no actions, suits, claims, investigations or proceedings commenced, or penalties or filed assessed, against Optum, in respect of the services being provided to the Company.

Section 3.20.                          Accounts and Notes Receivable and Payable.

(a)                                 All accounts and notes receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms.  All accounts and notes receivable of the Company reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof.  All accounts and notes receivable arising after the Balance Sheet Date and existing on the date hereof are good and collectible at the aggregate recorded amounts thereof.  None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods or services subject to any repurchase, return, refund or price reduction arrangement.

(b)                                 All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof and existing on the date hereof are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable.

Section 3.21.                          Related Party Transactions.  Except as set forth on Section 3.21 of the Company Disclosure Schedules, no employee, officer, Manager or member (excluding the Producer Class Members) of the Company, or, to the Knowledge of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company except for salary, wages and other amounts payable to or for the benefit of employees pursuant to any Company Plan, nor does the Company owe any amount to, or has the Company made or committed to make any loan or guarantee of any credit or performance to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company or (v) owns any direct or indirect interest of any kind in, or controls or is a director, Manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 3.22.                          Banks; Power of Attorney.  Section 3.22 of the Company Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Section 3.22 of the

Company Disclosure Schedules, no person holds a power of attorney to act on behalf of the Company.

Section 3.23.         Customers and Suppliers.

(a)           Section 3.23(a) of the Company Disclosure Schedules sets forth a list of the top ten (10) customers (as measured by covered lives) of the Company and the top ten (10) suppliers (as measured by total expenses during the current fiscal year through June 30, 2013) of the Company, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during the Company’s last fiscal year and during the current fiscal year through June 30, 2013.

(b)           Since the Interim Balance Sheet Date, (i) no Material Customer, Material TPA/Broker or any material supplier of the Company and (ii) no group of customers, TPAs or brokers that in the aggregate constitute ten percent (10%) or more of the covered lives with respect to the Company’s PBM Segment in the twelve (12)-month period ended on December 31, 2012, has or have, as applicable, terminated its or their relationship with the Company or reduced or changed the pricing or other terms of its or their business with the Company and, to the Knowledge of the Company, (i) no Material Customer, Material TPA or any material supplier and (ii) no group of customers, TPAs or brokers that in the aggregate constitute ten percent (10%) or more of the covered lives with respect to the Company’s PBM Segment in the twelve (12)-month period ended on December 31, 2012, has or have notified the Company that it intends or they intend to terminate or reduce or change the pricing or other terms of its or their business with the Company.

Section 3.24.         Certain Payments.  Neither the Company nor, to the Knowledge of the Company, any director, Manager, officer, employee, or other Person acting on behalf of the Company, has directly or indirectly (a) made in violation of any Law any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (b) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

Section 3.25.         Producers, Producer Contracts and Commissions.  Each sales agent employed with the Company is, and to the Knowledge of the Company, each producer (including a TPA or broker) that contracts with the Company is, properly licensed and appointed to sell the products and services of the Company.  The commissions payable by the Company to its employed and contracted producers comply with applicable Health Regulatory Laws.  Section 3.25 of the Company Disclosure Schedules sets forth a list of each non-employee producer which, in calendar year 2012 and calendar year 2013 to date, was paid more than five percent (5%) of the total commissions paid by the Company to all non-employee producers in 2012 and 2013 to date (the “Material Producers”).  The Company has made available to Parent true and correct copies of all forms of Contracts currently used by the Company with its non-employee producers and copies of the Contracts entered into by the Company with their Material

Producers.  All of the Contracts with producers are in writing, and constitute valid, binding and enforceable agreements of the parties thereto.  Except in the ordinary course of business, no past due amounts are owing by the Company under any Contracts with producers and there are no outstanding written claims made by a producer that the Company has failed to perform a material monetary or nonmonetary obligation arising under such a Contract.  All forms of the Contracts with producers which are currently in use by the Company conform to the material requirements of applicable Laws. To the Knowledge of the Company, there are no circumstances, including the consummation of the transactions contemplated by this Agreement, which are reasonably likely to result in the termination, cancellation or nonrenewal of a Contract with a Material Producer, or the cessation of business being transacted between the Company and a Material Producer.  Section 3.25 of the Company Disclosure Schedules sets forth all pending written cancellation, termination or nonrenewal notices furnished the Company by a Material Producer.

Section 3.26.         Capital or Surplus Management.  Except as set forth on Section 3.26 of the Company Disclosure Schedules, to the Knowledge of the Company, the Company is not subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its membership interests or shares of capital stock, except for such requirements or restrictions under insurance or other Laws of general application.

Section 3.27.         Full Disclosure.  To the Knowledge of the Company, no representation or warranty of the Company contained in this Agreement (including the Company Disclosure Schedules) or any of the Company Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.28.         Predecessors.  For purposes hereof, all references to the Company shall be deemed to include each predecessor thereof.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally make to the Company the representations and warranties contained in this Article IV:

Section 4.1.           Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 4.2.           Authority; Noncontravention.

(a)           Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by the Boards of Directors or equivalent governing body (and in the case of Merger Sub have been approved by Parent as the sole member of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority or any arbitration award applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected that, individually or in the aggregate, could reasonably be expected to adversely affect the ability of Parent or Merger Sub to perform, in a timely manner, its obligations under this Agreement or to consummate the Transactions.

Section 4.3.           Governmental Approvals.  Except for (i) the filing of the Articles of Merger with the Arizona Corporation Commission pursuant to the ALLCA and (ii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent  and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

Section 4.4.           Ownership and Operations of Merger Sub.  Parent owns through one of its other wholly-owned Subsidiaries beneficially all of the outstanding membership interests of Merger Sub and, on the Closing Date, will own beneficially through one of its other wholly-owned Subsidiaries, all of the outstanding membership interests of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.5.           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.6.           Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Parent or Merger Sub of any closing condition set forth in Section 6.3 or of their material obligations under this Agreement.

ARTICLE V
Additional Covenants and Agreements

Section 5.1.           Conduct of Business.  Except as expressly required or permitted by this Agreement, as required by applicable Law or as permitted by the prior written consent of Parent, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall (i) conduct its business in the ordinary course consistent with past practice, (ii) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (iii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (iv) keep in full force and effect all material insurance policies maintained by the Company, other than changes to such policies made in the ordinary course of business.  Without limiting the generality of the foregoing, except as expressly required or permitted by this Agreement, required by applicable Law, specified in Section 5.1 of the Company Disclosure Schedules or permitted by the prior written consent of Parent, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not:

(a)           (i) issue, sell, grant, dispose of, pledge or otherwise encumber any of the Company Membership Interests, other equity interests in the Company, or any securities, rights or options convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, or any calls, commitments or any other agreements of any character to purchase or acquire, any Company Membership Interests or any shares of capital stock, membership interests, securities or equity interests in or of the Company; (ii) redeem, purchase or otherwise acquire any of the outstanding Company Membership Interests; or (iii) declare, set aside for payment or pay any distribution on, or make any other distribution in respect of, the Company Membership Interests, or otherwise make any payments to the Company Holders in their capacity as such; provided that the Company shall be expressly permitted to declare, set aside for payment or pay any distribution on, or make any other distribution in respect of, the Company Membership Interests but only to the extent immediately following such payment, the Company’s net working capital (determined on the same basis as Closing Date Net Working Capital but excluding the Accrued Bonuses) will be equal to or in excess of the Closing Date Net Working Capital Target;

(b)           incur or assume any Indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company;

(c)           sell, transfer, assign, lease, mortgage, encumber, license (other than non-exclusive licenses received from or granted to customers in the ordinary course of business consistent with past practice) or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than a Permitted Lien, any of its properties or assets to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.1(c) of the Company Disclosure Schedules, correct and complete copies of which have been made available to Parent or (ii) dispositions of obsolete or worthless assets;

(d)           make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $10,000 in the aggregate for the Company taken as a whole during any three consecutive month period;

(e)           (i) directly or indirectly acquire, by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or any division or business of any Person or (ii) otherwise acquire any properties or assets except in the ordinary course of business consistent with past practice, provided that no such acquisition in the ordinary course of business of any assets that, individually, have a purchase price in excess of $10,000 or any group of related assets that, in the aggregate, have a purchase price in excess of $50,000, shall be made without reasonable prior notice to Parent and shall not be made without Parent’s prior written consent;

(f)            make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than in the ordinary course of business consistent with past practice;

(g)           (i) other than in the ordinary course of business consistent with past practice, enter into, terminate or amend any Material Contract, or make any proposal to enter into, terminate, or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company, (ii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force and effect following consummation of the Transactions, or (iii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement or fail to take all action necessary to enforce each such confidentiality, standstill and similar agreement (in each case, other than any such agreement with Parent);

(h)           increase in any manner the compensation of any of its Managers, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation (except for the Accrued Bonuses), profit sharing, health or other welfare, option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, program, agreement, trust, fund or arrangement with, for or in respect of, any director, Manager, officer, other employee, consultant or Affiliate;

(i)            make, change or revoke any Tax election (including making an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) to be classified as an association taxable as a corporation); file any amended Tax Return; file any Tax Return unless such Tax Return shall have been prepared consistent with past practice; enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provisions of applicable Law) or any tax allocation agreement or tax sharing agreement; settle or compromise any claim, liability or assessment relating to Taxes; surrender any right to claim a refund of Taxes, or obtain any Tax ruling;

(j)            make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k)           amend the Company Organizational Documents;

(l)            adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(m)          pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company;

(n)           issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers or clients without the prior written approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions and do not provide to any Person any information regarding the Company that might be considered material non-public information (within the meaning of Regulation FD under the Exchange Act) if the Company’s securities were registered under Section 12(b) of the Exchange Act;

(o)           acquire any material properties or assets or sell, assign, license (other than non-exclusive licenses received from or granted to customers in the ordinary course of business consistent with past practice), transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company;

(p)           enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

(q)           enter into, or modify, amend or terminate, any Contract which would (i) cause the Company to incur a liability in excess of $10,000 or receive revenues in excess of $50,000, except for customer Contracts in the ordinary course of business consistent with past practice, or (ii) have a term of more than one year (unless the Company may cancel such Contract in its discretion without incurring a liability in excess of $10,000), except for customer Contracts in the ordinary course of business consistent with past practice, or (iii) reasonably be expected to have a Material Adverse Effect on the Company (provided, however, that in no event will the Company be considered in breach of this clause (iii) in connection with entering into a Contract after the date hereof as to which it has received the written consent of Parent); or

(r)            agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (i) cause any of the representations or warranties of the Company set forth in this Agreement to be untrue in any material respect or (ii) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

Section 5.2.           No Solicitation by the Company; Etc.

(a)           The Company shall not, and shall cause its officers, Managers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to not, directly or indirectly (i) solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be expected to lead to, a Takeover Proposal, (ii) participate in any discussions or negotiations with any Person regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal.

(b)           The Company shall promptly notify Parent, orally and in writing if, and in no event later than 24 hours after, any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations (or continuation of discussions or negotiations) are sought to be initiated with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry, request or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries, requests or other contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry, request or other contact).

(c)           For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Company Membership Interests or other equity interests in the Company, or (iii) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions.

Section 5.3.           Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions of this Agreement (including Section 5.3(d)), each of the parties hereto shall cooperate with the other parties and use their commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the

Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)           In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within five (5) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Parent and the Company shall share equally the fees incurred by Parent and the Company in connection with the aforementioned filings under the HSR Act.

(c)           Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with or to a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all information relating to the other party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(d)           In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.  Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any change of or restriction on its business, and nothing in this Section 5.3 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.3 or (ii) require Parent to offer, accept or agree to (A) dispose of or hold separate any part of its or the Company’s business, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict or change the manner in which, or whether, Parent, the Company, the Surviving Company or any of their Affiliates may carry on business in any part of the world.

Section 5.4.           Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or in the case of Parent by its listing agreement with any securities exchange as determined in its good faith judgment (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation insofar as practicable with the Company).

Section 5.5.           Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company agrees that, prior to the Effective Time or the termination of this Agreement in accordance with Article VII, Parent and its Representatives shall be entitled to make such investigation of the properties, assets, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as Parent reasonably requests, and to make extracts and copies of such books and records.  No investigation by Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or the Holder Representative contained in this Agreement or the Company Documents.  Any such investigation by Parent shall not unreasonably interfere with any of the businesses or operations of the Company.   In order that Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request regarding the affairs of the Company, the Company shall use commercially reasonable efforts to cause its Representatives to cooperate fully with Parent’s Representatives in connection with such review and examination. Parent and its Representatives shall hold information received from the Company pursuant to this Section 5.5 in confidence in accordance with the terms of the Confidentiality Agreement.

Section 5.6.           Notification of Certain Matters.  The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against or otherwise involving such party or any of its Subsidiaries or Affiliates which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality to be untrue or (B) that is not so qualified to be untrue in any material respect or, in the case of the Company, would cause any of the information provided in the Company Disclosure Schedules to not be true and correct as of the time such information was provided in light of such discovery or occurrence or non-occurrence, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (x) cure any breach of any representation of warranty of the party giving such notice or any non-compliance by the party giving such notice with any covenant, agreement or other provision contained in this Agreement or (y) limit the remedies available to the party receiving such notice in respect of such breach or non-compliance.

Section 5.7.           Fees and Expenses.  Except as may otherwise be provided herein, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.8.           Change In Control Customer Contracts.  The Company shall, prior to the Closing Date, (i) notify each third party to the Change In Control Customer Contracts listed on Section 3.14(b) of the Company Disclosure Schedules of the Transactions and (ii) use commercially reasonable efforts to request and receive a waiver, if required, of any termination rights arising as a result of the Transactions from each such party.

Section 5.9.           Tax Matters.

(a)           The Company shall prepare (or cause to be prepared) all Tax Returns of the Company for Pre-Closing Tax Periods.  All such Tax Returns shall be prepared in a manner consistent with past practice; provided that there is a reasonable basis for the positions claimed on such Tax Returns.  The Company shall deliver to Parent copies of each such Tax Return at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit Parent to review and approve such Tax Return prior to filing (which approval shall not be unreasonably withheld or delayed). To the extent that any such Tax Return is required to be filed on or prior to the Closing Date, the Company shall timely file such Tax Return. If any such Tax Return is required to be filed by the Company after the Closing Date, Parent shall timely file such Tax Return.  If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then the Company or Parent, as applicable, shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute. The Company shall timely pay (or cause to be paid) to the applicable Taxing Authority all Taxes shown to be due on any Tax Return described in this Section 5.9(a).

(b)           Following the Closing, Parent shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company after the Closing Date in respect of any Straddle Period.  A copy of any such material Tax Return shall be delivered to the Holder Representative at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Holder Representative to review and approve such Tax Return prior to filing (which approval shall not be unreasonably withheld or delayed).  If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then Parent shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute. The Holder Representative, on behalf of the Represented Holders, shall remit to the Parent their portion of the Taxes in accordance with Section 8.2(a)(iii) with respect to any such Tax Returns not later than five (5) days prior to the due date for filing such Tax Returns (taking into account all extensions properly obtained).

(c)           In order to apportion appropriately any Taxes relating to Straddle Periods, the parties hereto will, to the extent permitted by applicable Law, elect with the relevant Taxing

Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company (a “Short Period”). In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of the Company for the period which would have qualified as a Short Period if such election had been permitted by applicable Law (an “Interim Period”) shall be (i) in the case of any property Tax, ad valorem Tax, or exemption, allowance or deduction that is calculated on an annual basis (including, but not limited to, depreciation and amortization deductions), the total amount of such Tax or item for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of any Tax or item not described in clause (i), the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books.

(d)           Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the sole right to control, through counsel of its own choosing, the defense or settlement of any claim or proceeding relating to a Tax matter resulting in a Loss; provided that, with respect to any such Loss for which the Holder Representative otherwise shall be liable under the indemnification provisions hereunder, Parent (i) shall keep the Holder Representative apprised of all developments relating to such claim or proceeding, (ii) shall provide the Holder Representative with copies of all correspondence from any taxing authority relating to any such claim or proceeding, (iii) shall provide the Holder Representative in advance with any proposed submission relating to such claim or proceeding, (iv) shall consult with the Holder Representative in good faith concerning any such submission and the conduct of the proceeding, and (v) shall not finally settle any such claim or proceeding without the prior written consent of Holder Representative (which consent shall not be unreasonably withheld or delayed). In the event of any conflict between the terms of this Section 5.9(d) and Section 8.5, the terms of this Section 5.9(d) shall govern.

(e)           Notwithstanding anything in this Agreement to the contrary, all transfer, stamp, sales, value added, and use taxes, and similar taxes, assessments, levies, tariffs, imposts, tolls, customs, duties, export and import fees and charges, registration fees, and any similar costs incurred and payable under applicable Law applicable to, or resulting from, the transactions contemplated by this Agreement, including any related interest, fines, and penalties, if any (collectively, “Transfer Taxes”), shall be shared equally by Parent and the Holder Representative, as agent for the Company Holders (provided that Parent shall also have the right to claim such amount owed by the Holder Representative on behalf of the Company Holders from the General Escrow Fund).  The parties shall cooperate to pay such Transfer Taxes when due, and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes as required by applicable Law.

(f)            Each party hereto agrees to co-operate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns, any audit, litigation or other proceeding with respect to Taxes. The parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement.

Section 5.10.         Related Party Transactions.  As of the Closing Date, all transactions, agreements, relationships and payments set forth on Section 3.21 of the Company Disclosure Schedules (except for the Monte Cristo Lease as modified effective as of the Closing and the Company’s arrangements with Diversified Health Care Services, Inc. as set forth on Section 3.21 of the Company Disclosure Schedules) shall be terminated without any further obligation of the Company and appropriate releases will be delivered in favor of the Company.

ARTICLE VI
Conditions Precedent

Section 6.1.           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger and consummate the other Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Antitrust Clearance.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(b)           [Intentionally Omitted]

(c)           No Injunctions or Restraints.  No Law, injunction, order, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, and no arbitration award, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal (collectively, “Restraints”) shall be in effect.

Section 6.2.           Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and consummate the other Transactions are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement including, without limitation, in the Company Disclosure Schedules, that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly state that they are as of an earlier date in which case as though made as of such earlier date.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           No Company Material Adverse Effect.  No Material Adverse Effect has occurred since the date of this Agreement with respect to the Company.

(d)           No Litigation, Etc.  There shall not be any action, investigation, proceeding or litigation instituted, commenced or pending by or before any Governmental Authority or arbitrator that would, or that seeks to or is reasonably likely to, (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the Company Membership Interests by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all membership interests of the Surviving Company, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses, properties and assets of the Company and its Subsidiaries, taken together as a whole, (iv) as a result of the Transactions, restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, any portion of the businesses or assets of Parent or any of its Subsidiaries, (v) result in a Governmental Investigation (defined below in this subsection) being commenced or continued after the Effective Time or in Governmental Damages (defined below in this subsection) being imposed on the Surviving Company or Parent or any of their respective Affiliates, or (vi) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any membership interests in the Surviving Company or to dispose of or hold separate any material portion of the business or assets of the Company or any portion of the businesses or assets of Parent and its Subsidiaries.  As used herein, (i) “Governmental Damages” shall mean (A) any penalties or fines paid or payable to a Governmental Authority or (B) any restitution paid or payable to a third party, in either case as a result of the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company of a crime or (y) a settlement with a Governmental Authority for the purpose of closing a Governmental Investigation; provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages; and (ii) “Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

(e)           [Intentionally Omitted]

(f)            [Intentionally Omitted]

(g)           Employment Agreements; Subscription Agreements.  Each Employment Agreement shall be in full force and effect, and each individual identified on Section 6.2(g)(i) of the Company Disclosure Schedules shall be able and willing, as of the Effective Time, to serve as an employee of the Company pursuant to his or her Employment Agreement.  Each Subscription Agreement shall be in full force and effect, and each of the persons identified on Section 6.2(g)(ii) of the Company Disclosure Schedules shall be able and willing (assuming receipt of the payments required to be made to such persons hereunder at the Effective Time), as of the Effective Time, to perform their respective obligations under the Subscription Agreements.

(h)           FIRPTA Certificate.  Parent shall have received an affidavit of non-foreign status satisfying the requirements of Section 1445 of the Code from each Class V Member.

(i)            Requisite Approval.  The Requisite Approval shall have been delivered to Parent and shall remain in full force and effect as of the Closing.

(j)            Resignations and Releases. Parent shall have received fully executed resignations and releases, in form and substance reasonably satisfactory to Parent, from each director, Manager and officer of the Company, resigning from any and all positions previously held with the Company and releasing the Company, Parent and their respective Affiliates from any and all liability arising with respect to pre-Closing matters.

(k)           Certification of Closing Conditions.  Parent shall have received a certificate signed by each Manager of the Company, each in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 6.2(a) through (j) have been satisfied.

(l)            Monte Cristo Lease. Parent shall have received a fully executed and delivered amendment between the Monte Cristo Building LLC and the Company modifying the Monte Cristo Lease as set forth on Section 5.10 of the Company Disclosure Schedules.

Section 6.3.           Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger and consummate the other Transactions is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)           Employment Agreements; Subscription Agreements.  Each Employment Agreement shall be in full force and effect, and Parent shall be able and willing, as of the Effective Time, to employ the applicable individuals as employees of the Company pursuant to the corresponding Employment Agreement.  Each Subscription Agreement shall be in full force and effect, and the Parent shall be able and willing, as of the Effective Time, to perform its respective obligations under the Subscription Agreements.

Section 6.4.           Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied as grounds for its not consummating the Merger when otherwise required hereunder if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other Transactions, as required by and subject to the provisions of Section 5.3.

ARTICLE VII
Termination

Section 7.1.           Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors or equivalent bodies; or

(b)           by either of the Company or Parent:

(i)            if the Merger shall not have been consummated on or before the date that is ninety (90) days following the date of this Agreement (the “Walk-Away Date”), provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii)           if there shall be a final nonappealable order of a Governmental Authority preventing consummation of the Merger or there shall be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; or

(c)           by Parent:

(i)            if the Company shall have breached any of its representations or warranties (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true and correct) or if the Company has breached or failed to perform or adhere to any of its covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is not cured by the Company within ten (10) days following receipt of written notice from Parent of such breach or failure or is incapable of being cured before the Walk-Away Date; or

(ii)           if a Material Adverse Effect has occurred since the date of this Agreement with respect to the Company.

ARTICLE VIII
Survival of Representations, Warranties and Covenants; Indemnification

Section 8.1.           Survival of Representations, Warranties and Covenants.  The representations and warranties of Parent contained in this Agreement shall survive the Closing until the eighteen (18)-month anniversary of the Closing Date.  The representations and warranties of the Company contained in this Agreement shall survive the Closing until the eighteen (18)-month anniversary of the Closing Date; provided, however, that the representations and warranties of the Company set forth in Section 3.11 (Taxes) and Section 3.19 (Health Care Regulatory Compliance) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations and the representations and warranties of the Company set forth in Section 3.3(b) (CEP Payments) shall survive indefinitely.  The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.  All agreements and covenants contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 8.2.           Right to Indemnification.

(a)           Subject in all cases to the limits on indemnification in this Article VIII, subsequent to the Closing, the Company Holders at the Effective Time (the “Company Holder Indemnitors”) shall severally, and not jointly, in proportion to the amount of General Escrow Amount then-remaining in the General Escrow Fund to which they are or may be entitled, indemnify Parent, its Affiliates, and each of their respective officers, directors, managers, employees, stockholders, agents and other Representatives (“Parent Indemnitees”) against, and hold each of the Parent Indemnitees harmless from, any Losses to the extent incident or related to or arising out of or in connection with:

(i)            the failure of any representation or warranty of the Company in this Agreement to be true and correct as of the date hereof and as of the Closing Date, or if expressly made as of an earlier date, as of such date (without giving effect to any materiality or similar qualification contained or incorporated directly or indirectly in any representation or warranty);

(ii)           the breach of any agreement, covenant or obligation of the Company set forth in this Agreement; and

(iii)          (A) any Taxes (or the non-payment thereof) of the Company (or for which the Company could otherwise be liable) for all Pre-Closing Tax Periods (including Taxes attributable to the portion of any Straddle Period ending on the Closing Date and including any Taxes arising by reason of the transactions contemplated hereby or the Closing itself) and (B) Taxes imposed on the Company by reason of the application of Treasury Regulation Section 1.1502-6(a) (or any analogous or similar provision of Law) as a result of being a member of a consolidated, combined or unitary group of entities on or before the Closing Date; (collectively “Damages”).

(b)           Parent shall indemnify the Company Holders as of the Effective Time against, and hold each of such Company Holders harmless from, any Losses actually paid to third parties or incurred by a Company Holder to the extent that such Losses are incident or related to or arise out of or in connection with:

(i)            the failure of any representation or warranty of Parent in this Agreement to be true and correct as of the date hereof and as of the Closing Date, or if expressly made as of an earlier date, as of such date; and

(ii)           the breach of any agreement, covenant or obligation of Parent set forth in this Agreement.

Section 8.3.           Escrow; Threshold; Limitations on Indemnity.

(a)           Notwithstanding anything to the contrary contained in this Agreement:

(i)            The maximum Liability of the Company Holders under Section 8.2(a)(i) — (iii) (excluding any Liability in respect of a breach of Section 3.3(b), Section 3.11, or Section 3.19, which shall not be subject to any limit) shall be that portion of the General Escrow Amount then-remaining in the General Escrow Fund; provided however that, to the extent the General Escrow Fund is not available to pay and satisfy the indemnification obligations pursuant to Section 8.2(a)(i) by reason of a breach of Section 3.3(b), Section 3.11, or Section 3.19 (an “Unavailable Amount”), each Class V Holder shall be liable to Parent for a percentage of such Unavailable Amount equal to the percentage of the Merger Consideration then received by such Company Holder relative to the total Merger Consideration, and the aggregate balance of any such Unavailable Amount shall be remain recoverable exclusively from the Producers as provided in the terms of the applicable Producer Agreements (all rights thereto expressly remaining exclusively with the Company).

(ii)           The amount in the General Escrow Fund shall be disbursed to the Class V Holders and (to the extent applicable) the Producers as follows on the date that is five (5) business days following the eighteen (18)-month anniversary of the Closing Date (the “Release Date”): the difference, if positive, obtained by subtracting from the remaining funds in the General Escrow Fund an amount equal to the aggregate amount of unsatisfied claims for Damages of Parent Indemnitees under Section 8.2(a)(i) — (iii) properly made on or prior to the Release Date in accordance with the provisions of this Article VIII and the Escrow Agreement; provided, however, that an amount equal to the corresponding aggregate Transferred Escrowed Potential CEP Payment Amounts shall be disbursed to the Producer Escrow Fund.  Further, from and after the Release Date, to the extent that (A) any amounts have been withheld in respect of such unsatisfied claims and (B) the applicable underlying claims are resolved in favor of the Company Holders, such amounts shall be promptly disbursed to the Class V Holders and (to the extent applicable) the Producers and Producer Escrow Fund in accordance with Section 2.4(b).  Any disbursement to the Class V Holders and (to the extent applicable, Producers) made pursuant to this Section 8.3(a)(ii) shall constitute a “General Escrow Payment.”

(iii)          No payment from the General Escrow Fund with respect to any Damages otherwise payable under Section 8.2(a)(i) shall be payable until such time as all such Damages shall aggregate to more than $500,000 (the “Damage Threshold”), after which time the Parent Indemnitees shall be entitled to indemnification hereunder only to the extent such Damages exceed the Damage Threshold; provided that the Damage Threshold shall not apply to any Damages related to the failure of any of the Fundamental Representations to be true and correct. For the avoidance of doubt, the Damage Threshold shall not apply to any claims for indemnification under Section 8.2(a)(ii) — (iii).

(iv)          No payment from the General Escrow Fund with respect to any particular Damage otherwise payable under Section 8.2(a)(i) shall be payable unless such Damage (including any series of related Damages) equals or exceeds $25,000 (the “De Minimis Threshold”); provided, that the De Minimis Threshold shall not apply to any Damages related to the failure of any of the Fundamental Representations to be true and correct. For avoidance of doubt, the De Minimis Threshold shall not apply to any claims for indemnification under Section 8.2(a)(ii) — (iii).

(b)           Sole and Exclusive Remedy.  Absent fraud or intentional misrepresentation, the indemnification provisions contained in this Article VIII are intended to provide the sole and exclusive remedy following the Closing as to all money damages for any action arising out of the subject matter of this Agreement (it being understood that nothing in this Section 8.3(b) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other injunctive relief to enforce the parties’ obligations under this Agreement).

Section 8.4.           No Right of Contribution.  After the Closing, the Company Holder Indemnitors shall have no right of contribution against Parent or the Surviving Company for any breach of any representation, warranty, covenant or agreement of the Company.

Section 8.5.           Indemnification Procedures.

(a)           Indemnification Notices.  In order to obtain indemnity in respect of a Loss as provided by this Article VIII, a party (a “Claimant”) shall give an “Indemnification Notice” to the other party.  For the purposes hereof, an “Indemnification Notice” shall mean a notice signed by any officer of the Claimant and delivered to the other party and (i) stating that the Claimant has paid, incurred, sustained or accrued, or reasonably anticipates that it will be obligated to pay, incur, sustain or accrue, a Loss against which it is entitled to indemnification hereunder, (ii) specifying in reasonable detail the nature of such Loss (including the calculation thereof or the basis for estimation thereof), the date insofar as practicable such Loss was paid or is expected to be incurred, sustained or accrued or the basis on which it anticipates incurring, sustaining or accruing such Loss, and the nature of the misrepresentation, breach of warranty or covenant, Tax matter or other matter resulting in such Loss or out of which such Loss arose or to which such Loss relates, and (iii) specifying the amount of cash to be delivered to the Claimant (for the benefit of the pertinent Parent Indemnitee or Company Holders) as indemnity against each such Loss.  If a Loss is anticipated but not yet incurred, sustained or accrued at the time an Indemnification Notice is given, an additional Indemnification Notice shall be given providing such information regarding the Loss incurred, sustained or accrued as was not included in an earlier Indemnification Notice.  In the case where a Parent Indemnitee other than Parent shall seek to obtain the indemnity provided by Section 8.2, Parent shall give an appropriate Indemnification Notice on behalf of such Parent Indemnitee, provided that such Parent Indemnitee has provided to Parent such information as Parent may reasonably request for such purpose.  In the case where a Company Holder shall seek to obtain the indemnity provided by Section 8.2, Holder Representative shall give an appropriate Indemnification Notice on behalf of such Company Holder, provided that such Company Holder has provided to the Holder Representative such information as the Holder Representative may reasonably request for such purpose.

(b)           Third-Party Claims.

(i)            Parent (on behalf of itself and/or any Parent Indemnitee) or the Holder Representative (on behalf of Company Holders) (as applicable, the “Indemnitee”) shall give the other (the “Indemnifying Party”) written notice (a “Third Party Claim Notice”, which may be part of an Indemnification Notice) of any claim, assertion or action by or in respect of a third party, including any civil, criminal, administrative, regulatory, investigative or arbitral proceeding (a “Third Party Claim”), as to which an Indemnitee may request indemnification hereunder or as to which the Damages Threshold may be applied as soon as is practicable and in any event within fifteen (15) days of the time that such Indemnitee learns of such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party shall not affect the rights of the Indemnitee to indemnification hereunder except to the extent that the Indemnified Party (as such) is actually prejudiced by such failure. The Indemnifying Party shall have the right, at its sole option and expense, to assume control of the defense of any Third Party Claim that relates to any Losses with respect to which the Indemnifying Party has acknowledged in writing its obligation to provide indemnification for hereunder, and to employ counsel of its choosing in connection therewith, which counsel shall be reasonably satisfactory to the Indemnitee; provided, however, that the Holder Representative shall not be entitled to assume the defense of any Third Party Claim (unless otherwise consented to in writing by Parent) if (A) the Third Party Claim relates to or arises in connection with an action, suit, proceeding or claim that is criminal in nature or being brought by a Governmental Authority, (B) the Third Party Claim seeks an injunction restricting the conduct of the Company’s business, (C) the Third Party Claim has a reasonable likelihood of resulting in Damages that would exceed the remaining balance of the General Escrow Fund, or (D) the Third Party Claim involves as a claimant a customer, client or supplier of Parent, the Company or any of their respective Affiliates.

(ii)           The Indemnifying Party shall have fifteen (15) days after receipt of a Third Party Claim Notice (or such shorter period of time as may be necessitated by the nature of such Third Party Claim and specified in the Third Party Claim Notice) to notify the Indemnitee if the Indemnifying Party will assume the defense of such Third Party Claim.  If the Indemnifying Party has the right to and elects to assume the defense of any Third Party Claim (or the Indemnitee has consented to the Indemnifying Party’s assumption of such defense), (A) the Indemnitee shall have the right, but not the obligation, to participate in the defense of such Third Party Claim and to employ separate counsel of its choosing at the Indemnitee’s expense; provided, however, that the fees and expenses of separate counsel retained by Parent shall be paid out of the General Escrow Fund if Parent assumes the defense of a Third Party Claim after the Holder Representative has failed to diligently defend such Third Party Claim; and further provided that the fees and expenses of separate counsel retained by Holder Representative shall be paid by Parent (in the case where Parent is an Indemnifying Party) if Holder Representative assumes the defense of a Third Party Claim after the Parent has failed to diligently defend such Third Party Claim; and (B) the Indemnifying Party shall (w) conduct the defense of such Third Party Claim with reasonable diligence and keep the Indemnitee reasonably informed of material developments in the Third Party Claim at all stages thereof, (x) promptly submit to the Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (y) permit the Indemnitee and its counsel to confer on the conduct of the defense thereof and (z) permit the Indemnitee and its counsel an opportunity to review all legal papers to be submitted prior to their submission. In the case where the Holder Representative is not entitled to assume the defense of a Third Party Claim, the fees and expenses of counsel retained by the Parent shall be paid out of the General Escrow Fund.

(iii)          Any compromise, settlement or offer of settlement of any Third Party Claim by the Holder Representative shall require the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  Any compromise, settlement or offer of settlement of any Third Party Claim by Parent or any of its Affiliates shall require the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)          If the Indemnifying Party fails to notify the Indemnitee within fifteen (15) days after receipt of a Third Party Claim Notice of its assumption of such Third Party Claim, the Indemnitee shall be entitled to assume the defense of such Third Party Claim with the expenses of such defense to be paid out of the General Escrow Fund, provided, however, that the Indemnitee may participate in the defense of such Third Party Claim (with the same rights of Indemnifying Party as are set forth in clause (ii)(B) above) with its own counsel at the expense of the Indemnitee.

(c)           Resolution of Conflicts; Arbitration.

(i)            If the Holder Representative shall object in writing to any claim or claims for indemnification made in any Indemnification Notice within fifteen (15) days after delivery of such Indemnification Notice, then the Holder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Holder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(ii)           If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of an Indemnification Notice, either Parent or the Holder Representative may demand arbitration of the matter in accordance with the following provisions of this Section 8.5 unless the amount of the Loss is at issue in pending litigation or arbitration with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration.  If such dispute is subject to arbitration, it shall be settled by arbitration conducted in accordance with the rules and procedures then in effect of the American Arbitration Association by one arbitrator mutually agreeable to Parent and the Holder Representative.  In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Holder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Holder Representative shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  If one party but not the other fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by the one arbitrator selected by the party which has made such a selection.

(iii)          Any such arbitration shall be held in Phoenix, Arizona.  The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American

Arbitration Association.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim for indemnification made in an Indemnification Notice shall be final, binding, and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(iv)          The foregoing arbitration provision shall apply to any dispute between the Holder Representative and a Parent Indemnified Party under this Article VIII

Section 8.6.           Tax Treatment of Indemnity Payments.  Any indemnity payment made pursuant to this Article VIII shall be treated as an adjustment to the Merger Consideration for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE IX
Miscellaneous

Section 9.1.           Holder Representative.

(a)           Holder Representative Reserve Amount. As contemplated by Article II hereof, on the Closing Date, the Holder Representative Reserve Amount shall be withheld from the amounts otherwise payable hereunder by Parent to the Company Holders on the Closing Date, and shall be paid by Parent directly to an account maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement (the “Holder Representative Reserve Fund”), as a fund for the fees and expenses of the Holder Representative incurred in connection with this Agreement. Any balance of the Holder Representative Reserve Fund not used for the foregoing purpose shall be released on the Release Date to the Exchange Agent for the benefit of the Company Holders in accordance with Section 2.4(b) hereof and the Escrow Agreement (any such release, the “Holder Representative Reserve Payment”).

(b)           The Holder Representative shall, for each Represented Holder, have the right, power and authority to enter into this Agreement and the Escrow Agreement, and take all actions required or permitted under the Escrow Agreement and this Agreement with respect to the interests and rights of such Represented Holder with respect to any claims (including the settlement thereof) made by a Parent Indemnitee for indemnification pursuant to Article XIII (including the exercise of the power to (i) authorize the delivery of cash from the Escrow

Account to Parent or to a Parent Indemnitee in satisfaction of claims by a Parent Indemnitee, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification, (iii) take all actions necessary in the judgment of the Holder Representative for the accomplishment of the foregoing, (iv) execute and deliver and receive delivery of all amendments, waivers, ancillary agreements, stock powers, notices, extensions, certificates and other documents that the Holder Representative deems necessary or appropriate in connection with the consummation of the Transactions, (v) execute and deliver all amendments and waivers to this Agreement that the Holder Representative deems necessary or appropriate, whether prior to, at or after the Closing and (vi) interpret the terms and provisions of this Agreement and all documents to be executed and delivered in connection herewith on behalf of the Represented Holders).  In all matters relating to indemnification pursuant to Article XIII, the Holder Representative shall be the only party entitled to assert the rights of the Represented Holders, and the Holder Representative shall perform all of the obligations of the Represented Holders hereunder (provided that the Holder Representative shall not have any obligation to expend or pay amounts outside of the General Escrow Fund or Holder Representative Reserve Fund.  The Parent Indemnitees shall be entitled to rely on all statements, representations and decisions of the Holder Representative.  No bond shall be required of the Holder Representative and the Holder Representative shall not receive compensation for his services.  Notices or communications to or from the Holder Representative shall constitute notice to or from each of the Represented Holders.

(c)           In connection with the performance of Holder Representative’s obligations hereunder, the Holder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Represented Holders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Holder Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing the Holder Representative’s services hereunder.

(d)           A decision, act, consent or instruction of the Holder Representative shall constitute a decision for all of the Represented Holders for whom a portion of the Merger Consideration otherwise deliverable to them is deposited with the Escrow Agent pursuant to the Escrow Agreement, and shall be final, binding and conclusive upon each of such Represented Holders, and the Escrow Agent and Parent may rely exclusively upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of each such Represented Holder.  The Escrow Agent and Parent are hereby relieved from any Liability to any Represented Holder for any acts done by the Escrow Agent or Parent in accordance with such decision, act, consent or instruction of the Holder Representative.

(e)           Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Holder Representative is not authorized to, and shall not, accept on behalf of any Company Holder any portion of the Merger Consideration payable to such Company Holder pursuant to Article II hereof as a result of the Merger.

Section 9.2.           Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, by written agreement of the parties hereto, authorized by action taken by their respective Boards of

Directors or equivalent body; provided, however, that no amendment or change to the provisions hereof shall be made which by applicable Laws would require further approval by the Company Holders without such approval.

Section 9.3.           Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to Section 9.2 and applicable Laws, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4.           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of applicable Laws or otherwise, by any of the parties without the prior written consent of the other parties, except that (i) Parent may assign or delegate any or all of its rights or obligations under this Agreement to one or more Affiliates of Parent, (ii) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder and (iii) any party hereto may assign its right to receive a payment entitled to be received by it pursuant to this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

Section 9.5.           Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)).

Section 9.6.           Entire Agreement; No Third-Party Beneficiaries.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the Company Disclosure Schedules and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7.           Governing Law; Disputes; Litigation.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles, policies or provisions thereof or of any other jurisdiction concerning conflict or choice of laws.

(b)           Disputes.  The parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall, subject to the provisions of Section 8.5(c), be filed exclusively in the state or federal courts in Maricopa County, Arizona, as more fully set forth below in Section 9.9.  Each of the parties hereto (on behalf of itself and its Subsidiaries) hereby knowingly, intentionally and voluntarily irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions, and agrees that matters will be tried solely to the court. The parties understand that they are giving up valuable legal rights under this provision, including the right to trial by jury, and that they voluntarily and knowingly waive those rights.

(c)           Litigation.  Subject to the provisions of Section 8.5(c), either party may pursue the remedies available to it at law or equity; provided, that any such proceeding shall be subject to all of the terms of this Agreement, including governing law, jurisdiction, venue and waiver of jury trial.

Section 9.8.           Specific Enforcement.  The Company, Parent and Merger Sub agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Company, Parent, Merger Sub and Holder Representative shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Arizona state court or any federal court of competent jurisdiction located in Arizona without proof of actual damages or otherwise, and without any bond or other security being required of it therefor, this being cumulative and not exclusive and in addition to any other remedy to which they are entitled at law or in equity.

Section 9.9.           Consent to Exclusive Jurisdiction.  Subject to Section 8.5(c), each of the parties hereto (i) expressly and irrevocably consents to submit itself to the personal jurisdiction of any state or federal court located in Maricopa County, Arizona (and each appellate court located in the State of Arizona) with respect to any action or proceeding arising out of any dispute pertaining to this Agreement or any of the Transactions, (ii) agrees that services of any process, summons, notice or document by U.S. mail addressed to such party at the address set forth in Section 9.10 shall constitute effective service of such process, summons, notice or document for purposes of any such action or proceeding, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court (and any appropriate court for the prosecution of any appeal from or against any decision or action thereof), (v) agrees that the state and federal courts located in Maricopa County, Arizona, shall be deemed to be a convenient forum, and (vi) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding, any claim by any party hereto that is not subject personally to the jurisdiction of such court, that such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Section 9.10.         Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given, made, served or delivered if delivered personally, sent by email or facsimile (receipt of which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Magellan Health Services, Inc.
55 Nod Road
Avon, Connecticut  06001
Attention:  Daniel Gregoire, General Counsel
Facsimile:  (860) 507-1990

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Raymond O. Gietz
Facsimile:  (212) 310-8007

If to the Company, to:

Partners Rx Management LLC
15950 N. 76th Street, Suite 200
Scottsdale, AZ 85260
Attention:  Mark V. Mertel, Chairman
Email:  mark.mertel@partnersrx.com

with a copy (which shall not constitute notice) to:

Fennemore Craig, P.C.
2394 East Camelback Road, Suite 600
Phoenix, AZ 85016
Attention:  Susan Wissink
Email:  swissink@fclaw.com
Facsimile:  (602) 916-5519

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 9.11.         Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement, to the fullest extent permitted by applicable Laws, so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby may, except in respect of such modified provision, be consummated as contemplated hereby.

Section 9.12.         Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Accrued Bonuses” shall mean accrued bonus obligations and related payroll taxes of the Company as of the Closing Date (which shall be reflected as current liabilities on the Estimated Closing Date Net Working Capital and the Closing Date Net Working Capital), provided that all such accrued bonus obligations shall not exceed, in the aggregate, $3,020,000.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“ALLCA” means the Arizona Limited Liability Company Act, as amended.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Class V Holders” shall mean each of Robert W. Field and Mark V. Mertel, in their capacity as holders of Class V Membership Interests in the Company, and any assignees, successors, transferees or other beneficial owners of such interests, including without limitation each individual identified on Section 3.3 of the Company Disclosure Schedules as an “Economic Interest Owner with respect to Capital Event Profits from Class V Membership Interests”.

“Class V Members” shall mean each of Robert W. Field and Mark V. Mertel, in their capacity as holders of Class V Membership Interests in the Company.

“Closing Date Indebtedness” means the amount of aggregate Indebtedness of the Company as of the close of business on the Closing Date.

“Closing Date Net Working Capital” means, as of the close of business on the Closing Date, (a) the aggregate amount of current assets of the Company as of such time (excluding intercompany receivables) minus (b) the aggregate amount of current liabilities (including the Accrued Bonuses) of the Company as of such time (excluding (i) intercompany payables, (ii) all Indebtedness, (iii) all Transaction Expenses), determined, except as set forth in the next succeeding sentence, in accordance with GAAP consistently applied by the Company and Exhibit 9.12 hereto, which sets forth an illustrative calculation of the Company’s net working capital as of June 30, 2013 and the respective components thereof. In determining Closing Date Net Working Capital, rebate receivables and related account payables will be accounted for on a cash basis consistent with the Company’s past practice of accounting.

“Closing Date Net Working Capital Target” means $600,000, calculated in accordance with Exhibit 9.12 hereto.

“CMS” means the Centers for Medicare & Medicaid Services within the U.S. Department of Health and Human Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Documents” shall mean each agreement, document or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (including, without limitation, the Company Disclosure Schedules).

“Company Holder” shall mean any holder of Membership Interests in the Company at the Effective Time.

“Confidentiality Agreement” means the Confidentiality Agreement between Parent and the Company, dated as of August 8, 2013.

“Employment Agreement” means each employment agreement, dated as of the date hereof and effective subject to and as of the Closing, in substantially the form set forth on Exhibit 6.2(g)(i) hereto, between Parent and each individual identified on Section 6.2(g)(i) of the Company Disclosure Schedules.

“Estimated Producer Escrow Amount” means the amount equal to (i) the good faith calculation of the Producer Escrow Amount (using, for purposes of estimation, the three full calendar months prior to the date on which the statement described in Section 2.2(b) is delivered to Parent), multiplied by (ii) one-hundred ten percent (110%).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 3.1 (Organization, Power, Standing and Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Capitalization; CEP Payments), Section 3.4(a) (Authority), Section 3.11 (Taxes), Section 3.18 (Brokers and other Advisors), and Section 3.19 (Health Regulatory Compliance).

“Future Payments” shall mean, collectively, the Increase Amount, the General Escrow Payment, the Excess Producer Escrow Payment and the Holder Representative Reserve Payment.

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“General Escrow Amount” means $10,000,000.

“General Escrow Factor” means the factor equal to (i) the General Escrow Amount, divided by (ii) the amount of the Merger Consideration (as adjusted by any Adjustment Amount).

“General Escrow Fund” means the account in which the Escrow Agent holds the General Escrow Amount.

“Governmental Authority” means (i) any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, self-regulatory organization or arbitral or similar forum, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising, or entitled to exercise, any regulatory, administrative, executive, judicial, legislative, police, expropriation or taxing authority under or for the account of any of the foregoing.

“Governmental Order” means any ruling, order, judgment, settlement, agreement, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued or made by or with any Governmental Authority.

“Health Regulatory Laws” means any Law relating to health regulatory matters, including without limitation: (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (iv) HIPAA; (v) any state law regulating the interactions with health care professionals and reporting thereof; (vi) state law regulating insurance, pharmacy benefits administration, third party benefits administration, utilization management, pharmacy distribution, discount pharmacy card administration and any other business conducted by the Company; (vii) state law regulating consumer protection or unfair trade practices, (viii) the Foreign Corrupt Practices Act, or (ix) any federal, state or local statute or regulation relevant to false statements or claims including: (A) making or causing to be made a false statement or representation of a material fact to any Governmental Authority; or (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or Permit.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, and the regulations promulgated pursuant thereto, including the Transaction cost Set Standards, the Privacy Rules and the Security Rules set forth at 45 C.F.R. Parts 160 and 164.

“Holder Representative Reserve Amount” means $100,000.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” as applied to any Person, means all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including without limitation, (a) all indebtedness of any such Person for the deferred purchase price of property or services (including earn-outs), (b) all indebtedness of any such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of any such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which any such Person is liable as lessee, (e) any liability of such Person in respect of funded banker’s acceptances or letters of credit, (f) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (g) all indebtedness referred to above which is directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Knowledge” in the case of an individual shall mean, with respect to any matter, the actual knowledge of such Person after due inquiry about the matter and, in the case of the Company, shall mean the Knowledge of Mark V. Mertel and Robert W. Field, and, in the case of Parent or Merger Sub, the Knowledge of any of the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer and the general counsel of Parent.  For purposes hereof, “due inquiry” shall mean such inquiry as is reasonable under the circumstances in accordance with good business practices for an individual in a like position of responsibility based on the relative importance of the matter in question in the ordinary course of business.

“Law” means any federal, state, local, municipal or foreign constitution, treaty, code, statute, law (including common law), ordinance, rule, regulation, official published guidance or Governmental Order, in each case, of any Governmental Authority.

“Liability” means any debt, loss, damage, obligation, adverse claim or other liability (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Liens” shall mean any lien, pledge, mortgage, encumbrance, security interest of any kind, charge or adverse right of any kind or nature whatsoever (including any restriction on the right to vote or transfer any securities, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the “blue sky” laws of the various States of the United States).

“Loss” or “Losses” shall mean with regard to any breach or violation of a representation or warranty or covenant or any third-party claim or investigation or other matter in respect of which a person is entitled to indemnity hereunder any out-of pocket cost or expense (including attorneys fees and disbursements reasonably incurred and court costs), any monetary damages, fines or penalties, and any losses or other Liabilities sustained by such person (including as a consequence of any injunction issued or other equitable relief granted against such person) as a result of or in connection with such matter.

“Material Adverse Effect” shall mean:

(i) with respect to the Company, any change, effect, circumstance or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company, except to the extent any such effect results from: (a) any actions taken (or omitted to be taken) at the written request of Parent; (b) any action taken by the Company, in each case which is required pursuant to this Agreement; (c) changes, effects, circumstances or developments in the general local, domestic, foreign or international economic conditions; (d) changes, effects, circumstances or developments affecting generally the industries or markets in which the Company operates; (e) acts of war, sabotage or terrorism, military actions or the escalation thereof; (f) changes in applicable Laws or accounting rules or principles; or (g) the announcement of the Transactions; provided, that the matters set forth in clauses (c) through (f) shall not be excepted to the extent the impact of any such matter on the Company is substantially disproportionate to the impact on companies engaged in business in the same industry or market in which the Company operates.

(ii) with respect to Parent, any material adverse effect on the business, assets, liabilities, operations or financial condition of Parent or the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Manager” shall mean each of Robert W. Field and Mark V. Mertel, in their capacity as managers of the Company, including any of their respective successors, and any other manager of the Company.

“Membership Interests” means an interest in the profits and losses or assets of the Company, Merger Sub or the Surviving Company, as the case may be.

“Monte Cristo Lease” means that certain Commercial Office Lease dated February 26, 2007 between Monte Cristo Building, LLC and the Company, as amended by that certain First Amendment to Lease dated May 10, 2010.

“Non-General Escrow Factor” means one (1) minus the General Escrow Factor.

“ordinary course of business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Parent Shares” means shares of common stock of Parent.

“Permit” means any governmental or regulatory license, authorization, accreditation, permit, franchise, consent or approval.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Producer Class Members” means the Producer Class Members under the Company Operating Agreement.

“Producer Escrow Amount” means (i) the maximum amount necessary to pay and satisfy the CEP Payment obligations to Producers pursuant to the Producer CEP Agreements, multiplied by (ii) the Non-General Escrow Factor.

“Producer Escrow Fund” means the account in which the Escrow Agent holds the Producer Escrow Amount.

“Program” means the Medicare and Medicaid programs and any other state or Federal Health Care Program.

“Provider” means any and all physicians or medical groups, Independent Practice Associations, Preferred Provider Organizations, exclusive provider organizations, specialist physicians, dentists, optometrists, audiologists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospital, skilled nursing facilities, extended care facilities, and any other heath care or services facilities, treatment centers or suppliers, including without limitation ancillary, allied or specialty facilities, practitioners or centers.

“Represented Holders” means the Class V Holders and any Producer Class Members that agree after the Effective Time as to the representation by the Holder Representative contemplated by this Agreement.

“State Regulatory Filings” means all statements and filings required to be made by the Company under Health Regulatory Laws.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subscription Agreement” means each subscription agreement, dated as of the date hereof and substantially in the form set forth on Exhibit 6.2(g)(ii) hereto, between Parent and each of the Persons identified in Section 6.2(g)(ii) of the Company Disclosure Schedules, providing for the purchase by such Persons of certain restricted Parent Shares simultaneously with the Closing and governing the terms on which such Parent Shares shall be held.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as (except where reference is made to the party’s financial statements) any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Transaction Expenses” means all expenses incurred or to be incurred (prior to, on or after the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, to be borne by the Company and to the extent not paid prior to the Closing but instead actually paid by the Company after the Closing, including: (i) all brokerage commissions, fees and disbursements pursuant to agreements entered into by the Company prior to the Effective Time, (ii) all fees and disbursements of attorneys, accountants and other advisors and service providers (including Fennemore Craig, P.C., Feldman Brown Wala Hall & Agena PLC and Deloitte Corporate Finance, LLC but excluding attorneys, accountants and other advisors and service providers of the Parent and/or Merger Sub), (iii) excluding the Accrued Bonuses, all bonuses or other similar amounts, if any, payable by or on behalf of the Company on or prior to the Closing resulting from this Agreement or the consummation of the Transactions (including any sale, “stay-around,” retention, change of control or similar bonuses, payments or benefits, but excluding the payment and satisfaction of CEP Payment obligations to Producers pursuant to Producer CEP Agreements, which will be handled pursuant to Section 2.4(d)), and (iv) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Company in connection with any of the items referred to in clause (iii).

“Transactions” refers collectively to the transactions provided by this Agreement to be consummated by the parties hereto, including the Merger and the payment of the Merger Consideration.

“Transferred Escrowed Potential CEP Payment Amount” means, for each Producer for which some portion of the potential CEP Payment amounts have not actually been earned and paid, but still may yet still be earned pursuant to the Producer CEP Agreements, an amount equal to (i) such potential CEP Payment amount, multiplied by (ii) the General Escrow Participation Percentage, further multiplied by (iii) the applicable Total Release Percentage.

“Total Release Percentage” means, with respect to any General Escrow Payment, the percentage represented by dividing (A) the aggregate amount of funds released from the General Escrow Fund pursuant to such General Escrow Payment, by (B) the total General Escrow Amount.

(b)           For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Adjustment Amount	Section 2.3(c)
Allocable Merger Consideration	Section 2.5(b)
Allocation Schedule	Section 2.5(c)
Agreement	Recitals
Antitrust Laws	Section 5.3(a)
Articles of Merger	Section 1.3
Balance Sheet	Section 3.6(a)
Balance Sheet Date	Section 3.6(a)
Bankruptcy and Equity Exception	Section 3.4(a)
Base Amount	Section 2.2(a)
CEP Payments	Section 2.4(d)
Change In Control Customer Contracts	Section 3.14(b)
Claimant	Section 8.5(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Payment Allocation Schedule	Section 2.4(a)
Closing Date Holder Payment	Section 2.2(b)(iii)
COBRA	Section 3.12(a)
Code	Section 3.12(a)
Company	Recitals
Company Contracts	Section 3.14(b)
Company Disclosure Schedules	Article III
Company Holder Indemnitors	Section 8.2(a)
Company Intellectual Property	Section 3.16(a)(i)
Company Membership Interests	Section 2.1(b)
Company Operating Agreement	Recitals
Company Organizational Documents	Section 3.1
Company Plans	Section 3.12(a)
Company Technology	Section 3.16(a)(ii)
Computer Systems	Section 3.16(i)
Contract	Section 3.4(b)
Copyrights	Section 3.16(a)(iii)
Damages	Section 8.2(a)(iii)
Damage Threshold	Section 8.3(a)(iii)
Deficit Amount	Section 2.3(e)
De Minimis Threshold	Section 8.3(a)(iv)

Term	Section
Determination Date	Section 2.3(b)
Dispute Notice	Section 2.3(b)
Effective Time	Section 1.3
Employees	Section 3.12(a)
Environmental Laws	Section 3.13(b)(i)
Environmental Liabilities	Section 3.13(b)(ii)
ERISA	Section 3.12(a)
Escrow Agent	Section 2.4(c)
Escrow Agreement	Section 2.4(c)
Escrowed CEP Payment Amount	Section 2.4(d)
Estimated Closing Date Net Working Capital	Section 2.2(b)(i)
Estimated Closing Statement	Section 2.2(b)(i)
Estimated Merger Consideration	Section 2.2(b)(ii)
Estimated Transaction Expenses	Section 2.2(b)(i)
Excess Producer Escrow Amounts	Section 2.4(e)
Excess Producer Escrow Payment	Section 2.4(e)
Federal Health Care Program	Section 3.19(c)(ii)
Final Closing Statement	Section 2.3(a)
Financial Statements	Section 3.6(a)
Future Payment Allocation Schedule	Section 2.4(b)
General Escrow Participation Percentage	Section 2.4(d)(ii)
General Escrow Payment	Section 8.3(a)(ii)
General Escrow Payment Percentage	Section 2.4(d)(ii)
Governmental Approval	Section 3.5
Governmental Damages	Section 6.2(d)
Governmental Investigation	Section 6.2(d)
Hazardous Materials	Section 3.13(b)(iii)
Holder Representative	Recitals
Holder Representative Proposed Calculations	Section 2.3(b)
Holder Representative Reserve Fund	Section 9.1(a)
Holder Representative Reserve Payment	Section 9.1(a)
Hot Asset	Section 2.5(c)
Increase Amount	Section 2.3(d)
Indemnification Notice	Section 8.5(a)
Indemnification Payment Percentage	Section 2.4(d)(i)
Indemnifying Party	Section 8.5(b)(i)
Indemnitee	Section 8.5(b)(i)
Independent Accounting Firm	Section 2.3(b)
Intellectual Property Rights	Section 3.16(a)(iii)
Interim Balance Sheet	Section 3.6(a)
Interim Balance Sheet Date	Section 3.6(a)
Interim Period	Section 5.9(c)
Marks	Section 3.16(a)(iii)
Material Contract	Section 3.14(a)

Term	Section
Material Customer	Section 3.14(a)(ix)
Material Producers	Section 3.25
Material TPA/Broker	Section 3.14(a)(ix)
Merger	Section 1.1
Merger Consideration	Section 2.2(a)
Merger Sub	Recitals
Optum	Section 3.19(h)
Parent	Recitals
Parent Indemnitees	Section 8.2(a)
Parent’s Proposed Calculations	Section 2.3(a)
Patents	Section 3.16(a)(iii)
Permitted Lien	Section 3.15
PBM Segment	Section 3.14(a)(ix)
Policies	Section 3.17
Producer CEP Agreements	Section 2.4(d)
Producers	Section 2.4(d)
Publicly Available Software	Section 3.16(a)(iv)
Rebate Contract	Section 3.14(a)(x)
Re-Calculated Producer Escrow Adjustment	Section 2.3(f)
Re-Calculated Producer Escrow Date	Section 2.3(f)
Related Persons	Section 3.21
Release	Section 3.13(b)(iv)
Release Date	Section 8.3(a)(ii)
Remaining Disputed Items	Section 2.3(b)
Representatives	Section 5.2(a)
Requisite Approval	Section 3.4(a)
Responsible Percentage Share	Section 2.4(a)
Restraint	Section 6.1(c)
Short Period	Section 5.9(c)
Software	Section 3.16(a)(v)
Surviving Company	Section 1.1
Takeover Proposal	Section 5.2(c)
Tax Returns	Section 3.11(o)
Taxes	Section 3.11(o)
Technology	Section 3.16(a)(vi)
Third Party Claim	Section 8.5(b)(i)
Third Party Claim Notice	Section 8.5(b)(i)
TPA	Section 3.14(a)(ix)
Trade Secrets	Section 3.16(a)(iii)
Transfer Taxes	Section 5.9(e)
Unavailable Amount	Section 8.3(a)(i)
Walk-Away Date	Section 7.1(b)(i)
WARN	Section 3.12(i)

Section 9.13.         Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Except if otherwise explicitly provided, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

MAGELLAN HEALTH SERVICES, INC.

By:	/s/ Barry M. Smith
Name: Barry M. Smith
Title: Chief Executive Officer

MERGER SUB:

CACTUS ACQUISITION LLC

By:	/s/ Barry M. Smith
Name: Barry M. Smith
Title: Chief Executive Officer

THE COMPANY:

PARTNERS RX MANAGEMENT LLC

By:	/s/ Mark V. Mertel
Name: Mark V. Mertel
Title: Chairman

By:	/s/ Robert W. Field
Name: Robert W. Field
Title: President/CEO

HOLDER REPRESENTATIVE:

HOLDER REPCO, LLC

By:	/s/ Edward T. Printy
Name: Edward T. Printy
Title: Manager